Form 10-K, Exhibit 13
period 1997-12-31
AVANT CORP
filed 1998-03-31
CIK 943892

STUDIO 3   AVANT! ANNUAL REPORT


SELECTED QUARTERLY FINANCIAL DATA                     14

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS      15

INDEPENDENT AUDITORS' REPORT AND
MANAGEMENT'S STATEMENT OF RESPONSIBILITY
FOR FINANCIAL REPORTING                               23

CONSOLIDATED STATEMENTS OF INCOME                     24

CONSOLIDATED BALANCE SHEETS                           25

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY       26

CONSOLIDATED STATEMENTS OF CASH FLOWS                 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS            28


     SELECTED QUARTERLY FINANCIAL DATA

                                           Q1/97     Q2/97      Q3/97      Q4/97      Q1/96        Q2/96        Q3/96         Q4/96
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA PRICE AND PERCENTAGES)

REVENUE:
   Software                                $23,998   $25,370   $ 28,301    $29,214    $18,603    $  19,807   $21,620       $22,104
   Services                                  7,195     9,134     10,334     13,802      4,944        6,011     6,308         6,690
                                           ---------------------------------------------------------------------------------------
      Total revenue                         31,193    34,504     38,635     43,016     23,547       25,818    27,928        28,794

COSTS AND EXPENSES:
   Costs of software                           448       488        698      1,202        615          509       678           710
   Costs of services                         3,018     2,823      2,823      1,987      1,798        1,750     1,835         1,886
   Selling and marketing                     8,222    10,679     10,696     11,183      6,867        7,641     7,810         7,610
   Research and development                  5,965     6,507      7,218      9,883      4,781        4,814     5,538         5,563
   General and administrative                3,806     3,519      4,293      5,777      2,735        3,852     4,022         4,841
   In-process research and development           -         -     41,186          -          -            -       300         1,400
   Merger expenses                               -         -          -          -          -            -       920         8,380
                                           ---------------------------------------------------------------------------------------
      Total operating expenses              21,459    24,016     66,914     30,032     16,796       18,566    21,103        30,390
                                           ---------------------------------------------------------------------------------------
      Income (loss) from operations          9,734    10,488    (28,279)    12,984      6,751        7,252     6,825        (1,596)
Interest income and other, net                 929     1,374      1,289      1,701        908        1,135     1,057         1,104
                                           ---------------------------------------------------------------------------------------
      Income (loss) before income taxes     10,663    11,862    (26,990)    14,685      7,659        8,387     7,882          (492)
Provision (benefit) for income taxes         3,839     4,270     (9,716)     5,286      2,745        3,019     2,900         2,288
                                           ---------------------------------------------------------------------------------------
      Net income (loss)                    $ 6,824   $ 7,592   $(17,274)   $ 9,399    $ 4,914    $   5,368   $ 4,982       $(2,780)
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------
Earnings per share -- Basic:
      Earnings (loss) per share               0.27      0.30      (0.66)      0.35       0.21         0.22      0.20         (0.11)
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------
      Total weighted average
      number of common shares
      outstanding                           24,939    25,564     26,054     26,760     23,871       24,300    24,844        24,775
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------
Earnings per share -- Diluted:
      Earnings (loss) per share               0.25      0.28      (0.66)      0.34       0.19         0.20      0.18         (0.11)
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------
      Total weighted average number
      of common and common
      equivalent shares outstanding         27,298    26,831     26,054     27,871     26,120       26,618    27,125        24,775
                                           ---------------------------------------------------------------------------------------
                                           ---------------------------------------------------------------------------------------
Common stock price:
   High                                    $ 40.50    $32.75   $  36.00    $ 31.88    $ 26.25    $   27.75   $ 34.25       $ 37.00
   Low                                     $ 23.75   $  9.75   $  27.63    $ 14.75    $ 14.00    $   16.25   $ 20.50       $ 25.50

PERCENTAGE OF TOTAL REVENUE

REVENUE:
   Software                                    77%       74%        73%        68%        79%          77%       77%           77%
   Services                                    23%       26%        27%        32%        21%          23%       23%           23%
                                           ---------------------------------------------------------------------------------------
      Total revenue                           100%      100%       100%       100%       100%         100%      100%          100%
                                           ---------------------------------------------------------------------------------------
COSTS AND EXPENSES:
   Costs of software                            2%        2%         2%         3%         2%           2%        3%            2%
   Costs of services                           10%        8%         7%         5%         8%           7%        7%            7%
   Selling and marketing                       26%       31%        28%        26%        29%          29%       28%           26%
   Research and development                    19%       19%        19%        23%        20%          19%       20%           20%
   General and administrative                  12%       10%        11%        13%        12%          15%       14%           17%
   In-process research and development           -         -       106%          -          -            -        1%            5%
   Merger expenses                               -         -          -          -          -            -        3%           29%
                                           ---------------------------------------------------------------------------------------
      Total operating expenses                 69%       70%       173%        70%        71%          72%       76%          106%
                                           ---------------------------------------------------------------------------------------
      Income (loss) from operations            31%       30%      (73)%        30%        29%          28%       24%          (6)%
Interest income and other, net                  3%        4%         3%         4%         4%           4%        4%            4%
                                           ---------------------------------------------------------------------------------------
      Income (loss) before income taxes        34%       34%      (70)%        34%        33%          32%       28%          (2)%
Provision (benefit) for income taxes           12%       12%      (25)%        12%        12%          11%       10%            8%
                                           ---------------------------------------------------------------------------------------
      Net income (loss)                        22%       22%      (45)%        22%        21%          21%       18%         (10)%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Factors That May Affect Future Results" as well as those discussed in this section and elsewhere in this report, and the risks discussed in the "Risk Factors" section on Form S-3 as declared effective by the Securities and Exchange Commission on January 13, 1998, and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including the report on Form 10-K for the year ended December 31, 1997.

OVERVIEW

Avant! Corporation (the Company) develops, markets and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced integrated circuits
(ICs). The Company's strategy is to focus on productivity enhancing software for the integrated circuit design automation (ICDA) segment of the electronic design automation (EDA) market.

The Company resulted from the merger of ArcSys, Inc. (ArcSys) and Integrated Silicon Systems, Inc. (ISS) on November 27, 1995. Effective September 27, 1996, October 29, 1996 and November 27, 1996, the Company merged with Anagram, Inc. (Anagram), Meta-Software, Inc. (Meta) and FrontLine Design Automation, Inc. (FrontLine), respectively. These mergers have all been accounted for by the pooling-of-interests method, and accordingly, the Company's consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position and cash flows of ISS, Anagram, Meta and FrontLine. On September 12, 1997 and September 30, 1997, the Company acquired Compass Design Automation, Inc. (Compass) and Datalink Far East Ltd. (Datalink), respectlively. These acquisitions have been accounted for by the purchase method, and accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows prior to the aquisitions. On January 16, 1998, the Company acquired Technology Modeling Associates in a transaction accounted for as a pooling-of-interests. As this transaction occurred subsequent to December 31, 1997, it has not been reflected in the Company's financial statements, although pro forma disclosure has been provided in Note 15.

The Company began shipping Hercules (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992 and Aquarius (formerly ArcCell), its cell-based place and route software product, in 1993. ISS began shipping its initial physical layout software products in 1988 and introduced its signal integrity analysis software in 1994. Anagram was founded in March 1993 and began shipping Star-Sim, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Meta was founded in 1980, when it introduced its simulation and library software products including Star-Hspice. FrontLine was founded in 1993. In 1997, Avant! formed a new subsidiary, Galax!. The acquisition of Compass was the foundation for Galax! and its mission is to enable system-on-chip designers to create silicon intellectual property by providing methodologies, services and design libraries. Substantially all of the Company's license revenue for 1997, 1996 and 1995 was derived from the licensing and support of Aquarius, Hercules, Star-Sim and Star-Hspice.

RESULTS OF OPERATIONS

The following table sets forth the percentage of total revenue and the percentage change for certain items in the Company's Consolidated Financial Statements (after giving effect to rounding) for the periods indicated:

                                                         YEAR ENDED DECEMBER 31,      PERCENTAGE CHANGE
                                                         1997      1996     1995    1996-1997  1995-1996
--------------------------------------------------------------------------------------------------------
REVENUE:
  Software                                                73%       77%       80%       30%       49%
  Services                                                27        23        20        69        75
                                                         -----------------------------------------------
     Total revenue                                       100%      100%      100%       39%       54%
                                                         -----------------------------------------------
COSTS AND EXPENSES:
  Costs of software                                        2         2         2        13        64
  Costs of services                                        7         7         7        47        50
  Selling and marketing                                   28        28        33        36        32
  Research and development                                20        20        23        43        35
  General and administrative                              12        14         9        13       143
  In-process research and development                     28         2         4      2323       (37)
  Merger expenses                                          -         9         5      (100)      159
                                                         -----------------------------------------------
     Total operating expenses                             97        82        83        64        52
                                                         -----------------------------------------------
     Income from operations                                3        18        17       (74)       63
Interest income and other, net                             4         4         4        26        51
                                                         -----------------------------------------------
     Income before income taxes                            7        22        21       (56)       61
Provision for income taxes (pro forma in 1995)             3        10         9       (66)       76
                                                         -----------------------------------------------
     Net income (pro forma in 1995)                        4%       12%       12%      (48)%      50%
                                                         -----------------------------------------------
                                                         -----------------------------------------------


COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

REVENUE. Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support. Prior to October 1, 1997, the Company complied with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 91-1, SOFTWARE REVENUE RECOGNITION. Revenue from the sale of software licenses was recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remained and collection of the related receivable was probable. Any remaining insignificant vendor or post-contract support obligations were accrued at the time the revenue was recognized. In instances where there was a contingency regarding the sale, revenue recognition was delayed until the contingency had been resolved. When the Company received advance payments for software products, such payments were reported as deferred revenue until all conditions for revenue recognition were met. The Company had entered into certain license agreements under which software, support and other services were provided to customers for a bundled price for a specific period of time. Generally, revenue under such agreements was recognized ratably over the contract period. Revenue from consulting services was recognized as the service was performed. Maintenance revenue was deferred and recognized ratably over the term of the maintenance agreement, which was typically 12 months. Revenue from customer training, support and other services was recognized as the service was performed.

In the fourth quarter of 1997, the Company adopted the provisions of the AICPA SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products, including time-based software licenses, generally is recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms. The revenue allocated to postcontract customer support (PCS) is recognized ratably over the term of the support, and revenue allocated to service elements is recognized as the services are performed. In connection with the adoption of SOP 97-2, the Company's revenue for contracts with extended payment terms (generally greater than twelve months) are recognized as payments become due. The effect of this change is not material to the Company.

The Company's total revenue increased 39% to $147,348,000 in 1997 from $106,087,000 in 1996 and 54% in 1996 from $68,868,000 in 1995. The percentage of the Company's revenue attributable to software licenses decreased to 73% in 1997 from 77% in 1996 and 80% in 1995. The decrease in 1997 was due to the larger user base and was also attributable to Compass' service and maintenance revenue. The decrease in 1996 was due to the larger user base and resulting increase in maintenance revenue.

Software revenue increased 30% to $106,883,000 in 1997 from $82,134,000 in 1996 and 49% in 1996 from $55,164,000 in 1995. Increases in software revenue were due primarily to increased license revenue from the Company's place and route, physical verification, simulation and timing software. Services revenue increased 69% to $40,465,000 in 1997 from $23,953,000 in 1996 and 75% in 1996 from $13,704,000 in 1995, reflecting the growing base of installed systems and addition of Galax! service business, beginning in September 1997. Through December 31, 1997, price increases have not been a material factor in the Company's revenue growth. The Company does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance.

As discussed in the notes to the consolidated financial statements and in the section entitled "Factors That May Affect Future Results," the Company is involved in several litigation matters, including a lawsuit with Cadence Design Systems, Inc. (Cadence). As a result of the litigation issues, some customers may cancel or postpone orders of the Company's products. As of December 31, 1997, such cancellations and postponements had not had a material financial impact on the Company's revenues. However, cancellations or a significant delay of orders in the future may impact the Company's business, financial condition and results of operations.

COSTS OF SOFTWARE. Costs of software consist primarily of expenses associated with product documentation, production costs and personnel. Costs of software increased to $2,836,000 in 1997 from $2,512,000 in 1996 and $1,529,000 in 1995.
In 1997, the increase was attributable to product documentation costs. In 1996, the increase was attributable to a major product launch in 1996. Costs of software, as a percentage of software revenue, were 2% for each of 1997, 1996 and 1995.

COSTS OF SERVICES. Costs of services consist of costs of maintenance and customer support and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors, make routine changes and provide additional features. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased to $10,651,000 in 1997 from $7,269,000 in 1996 and $4,845,000 in 1995, representing
26%, 30% and 35% of services revenue for 1997, 1996 and 1995, respectively. The increases in costs of services were due primarily to increases in personnel and expenses necessary to support the Company's growing base of installed software. For both 1997 and 1996, the reduction in costs of services as a percentage of service revenue reflects higher revenue growth and improved productivity of the Company's customer support resources in serving its increasing customer base.

SELLING AND MARKETING. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased to $40,780,000 in 1997 from $29,928,000 in 1996 and $22,741,000 in 1995. In 1997, the increase was due to increased advertising and promotional activities, increased distributor commissions due to increased revenue, and increased headcount in both domestic and European sales operations. In 1996, the increase reflects higher sales commissions associated with increased sales volumes and increases in headcount. Selling and marketing expenses represented 28%, 28% and 33% of total revenue in 1997, 1996 and 1995, respectively. The decrease in selling and marketing expenses as a percentage of total revenue during 1997 and 1996 resulted primarily from revenue growth and improved sales productivity. The Company expects to hire additional sales personnel and to increase promotion and advertising costs throughout 1998.

RESEARCH AND DEVELOPMENT. Research and development expenses include all costs associated with the development of new products and significant enhancement of existing products. Research and development expenses increased to $29,573,000 in 1997 from $20,696,000 in 1996 and $15,318,000 in 1995. In 1997, the increase resulted from higher personnel-related costs due to increased headcount, resulting from the Compass acquisition, and higher incentive compensation. In 1996, the increase resulted from increased headcount. Research and development expenses represented 20%, 20% and 23% of total revenue in 1997, 1996 and 1995, respectively. The Company anticipates that it will continue to devote substantial resources to product research and development throughout 1998.

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, under which the Company capitalizes software development costs once technological feasibility has been established. The Company amortizes such amounts over three years. The amount of software development costs capitalized for 1995 was $63,000. No software development costs were capitalized for 1997 and 1996, because achievement of technological feasibility in the form of a working model was typically concurrent with general release.

GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $17,395,000 in 1997 from $15,450,000 in 1996 and $6,362,000 in 1995. In 1997 and
1996, the increases resulted primarily from additional legal costs, relating to the Company's various litigation matters, and increased personnel and related costs necessary to support the Company's growth. General and administrative expenses represented 12%, 14% and 9%, of total revenue in 1997, 1996 and 1995, respectively. The Company charged to expenses approximately $8,720,000 and $6,850,000 for the years 1997 and 1996 respectively, related to the various litigation issues. The Company expects legal costs to continue in the future as a result of its current litigation issues.

IN-PROCESS RESEARCH AND DEVELOPMENT. In September 1997, the Company acquired Compass. In connection with the acquisition, net intangibles of $56,008,000 were acquired, of which $41,186,000 related to acquired in-process research and development. This amount was expensed, as the underlying technology had not reached technological feasibility and, in management's opinion, had no probable alternative future use. In October 1995, and September and December 1996, the Company acquired rights to certain software technology under development. As the acquired technology had not reached technological feasibility at the date of acquisition, it was expensed upon acquisition.

MERGER EXPENSES. In connection with the 1996 mergers with Anagram, Meta, and FrontLine, the Company incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance and other related costs of approximately $1,698,000. As of December 31, 1997, there were no remaining accrued liabilities relating to the 1996 mergers.

In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000 and severance and certain other related costs of approximately $499,000.

INCOME FROM OPERATIONS. The Company had income from operations of $4,927,000, $19,232,000 and $11,790,000 in 1997, 1996 and 1995, respectively. The decrease in income from operations in 1997 is attributable to the acquired in-process research and development expense incurred in connection with the Compass acquisition. The increase in 1996 is attributable to revenue growth net of increased expenses necessary to support the Company's growth. Operating income represented 3%, 18% and 17% of total revenue in 1997, 1996 and 1995, respectively.

INTEREST INCOME AND OTHER, NET. Interest income and other was $5,293,000, 4,204,000 and $2,787,000 in 1997, 1996 and 1995, respectively. The majority of the increase for 1997 was due to an increase in interest earned on investments. In 1996, interest income increased due to larger cash balances resulting primarily from the proceeds of the Company's initial public offering, which was completed in June 1995, and the Meta initial public offering, which was completed in November 1995.

INCOME TAXES. The Company accounts for income taxes in accordance with SFAS No.
109. Pro forma income taxes have been provided for 1995 as if Meta (an S corporation for income tax reporting purposes) had been a C corporation. The provision for income taxes (pro forma in 1995), as a percentage of pre-tax income was 36%, 47% and 43% for 1997, 1996 and 1995, respectively. The percentage in 1996 and 1995 (pro forma) was higher than the federal statutory income tax rate of approximately 35% due primarily to the effect of certain merger expenses that were not deductible for income tax purposes. As of December 31, 1997, the increase in deferred tax asset relates to future tax benefits attributable to the Compass acquired in-process research and development.


LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $17,272,000, $20,002,000 and $20,089,000 in 1997, 1996 and 1995, respectively. The decrease in 1997 was attributable to increases in accounts receivable and due from affiliates, decreases in accounts payable and accrued liabilities (net of liabilities assumed from Compass), offset by an increase in operating income (net of acquired in-process research and development). The increase in 1996 was a result of increased net income, accrued liabilities and deferred revenue. Investing activities provided $12,581,000 and used $41,352,000 and $28,267,000 of net cash in 1997, 1996 and 1995, respectively. In 1997, net cash provided by investing activities resulted from sales and maturities of securities, offset by purchases of securities, purchase of Compass, and purchase of leasehold improvements for the Company's new headquarter facilities, including furniture, computer workstations and file servers, for use by the Company's employees. In 1996, net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities, which consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Net cash provided by financing activities was $8,168,000, $4,407,000 and $48,263,000 in 1997, 1996
and 1995, respectively. Net cash provided by financing activities increased in 1997 from 1996, primarily from issuance of common stock under the Company's employee stock purchase plan and exercise of stock options. Net cash provided by financing activities was lower in 1996 than in 1995 because, in 1995, the Company received the proceeds from the Avant! initial public offering, which was completed in June 1995 and the Meta initial public offering, which was completed in November 1995. The Company did not issue any significant amounts of common stock in 1997 and 1996 except for stock issued in connection with option exercises, the employee stock purchase plan and the Compass acquisition.

The Company's stated payment terms generally are net 30 days. However, in the Company's experience, many customers may not comply with stated terms due to industry practice, slower payment by certain major companies and most foreign customers and general economic conditions. The Company periodically adjusts its allowance for doubtful accounts to reflect increased sales levels and collection experience. The Company believes that its allowance for doubtful accounts is adequate.

As of December 31, 1997, the Company had $101,725,000 of cash and short-term investments and $96,430,000 in working capital. As of December 31, 1997, the Company had $49,455,000 in current liabilities, including $15,471,000 of deferred revenue. As of December 31, 1997, the Company had a technology acquisition payable of $903,000. In connection with the Silvaco litigation, the Company was required to post a bond. The bond is collateralized by a $23,583,000 letter of credit.

Based on its operating plan and absent any adverse judgments in its various litigation issues, the Company believes that it has available cash and short-term investments sufficient to fund the Company's operations through at least the next twelve months.


FACTORS THAT MAY AFFECT FUTURE RESULTS

LITIGATION RISK

The Company is subject to a number of litigation matters that, if decided adversely to the Company, could affect the Company's future results.

   CADENCE LITIGATION

On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against the Company and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of the Company's employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of the Company's place and route products from Cadence, and that the Company has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5.0 million bond pending the resumption of the civil action.

In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of the Company's place and route products pending trial of the action. On March 18, 1997, the District Court granted in part and denied in part Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to the Company's ArcCell product, a product Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin the Company's Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if the Company's Aquarius products are determined to infringe Cadence products, the sale of Aquarius products should be enjoined. The Company requested a rehearing on the issue, but on November 21, 1997, the Ninth Circuit denied this request. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, ArcCell products. The injunction also barred the Company from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (The Company no longer sells or licenses ArcCell products or code). The injunction also required the Company to inform its customers of the injunction, to obtain confirmation as to whether the customers have a functioning copy of ArcCell or other such product, and to provide certain information to the court. On January 25, 1998, the District Court entered a modified preliminary injunction "to remove any implication that the Company's customers are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation." Cadence continues to allege that the Company's Aquarius products infringe Cadence's Design Framework II and the District Court is allowing Cadence to take discovery concerning the Company's Aquarius and Apollo products to determine whether those products infringe. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of the Company's Aquarius place and route products from which the Company derives a significant portion of its total revenue. On February 28, 1998, the District Court requested an additional briefing regarding whether Aquarius should be enjoined. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which could have a material adverse effect on the Company's business, financial position and results of operations.

On January 16, 1996, the Company filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, the Company stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. The Company refiled its counterclaim on January 29, 1998.

The Company believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, the Company's defenses are unsuccessful, the Company may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, the Company could be preliminarily enjoined from selling its Aquarius place and route products. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, it is likely that an adverse judgment against the Company would result in a steep decline in the market price of the Company's Common Stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information the Company presently possesses. There can be no assurance that an adverse judgement, if granted on any claim would not have a material adverse effect on the Company's business, financial position or results of operations. Furthermore, there can be no assurance that the Company's relationships with its customers and/or partners will not be adversely affected in the future as a result of the Cadence litigation.

   CRIMINAL COMPLAINT

The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, the Company and the following employees and/or directors of the Company, Gerald
C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a former officer and current member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code Sections relating to the theft of trade secrets. The Company and the individuals above have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against the Company, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional shareholder litigation, loss of goodwill and would have other material adverse effects on the Company's business, financial position and results of operations.


   SILVACO LITIGATION

In March 1993, Meta Software Inc., which the Company acquired in October 1996 and which is now a wholly owned subsidiary of the Company ("Meta"), filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of the Company's Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed. The Company filed an appeal on behalf of Shawn Hailey, and, if necessary, intends to file an appeal on its own behalf. A default judgment in the aggregate amount of $31.4 million was entered against the Company. As required, the Company posted a bond on behalf of itself and Shawn Hailey in excess of the amount necessary to satisfy the judgment. The bond is collateralized by a $23,583,000 letter of credit.

Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on the Company's business, financial condition and results of operations.

   PESIC LITIGATION

In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action entitled PESIC ET AL. V. WHITE ET AL., No.760469 in the Superior Court of California for Santa Clara County naming as defendants the Company (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Silvaco matter, described above. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. Avant! has answered the complaint, but no trial date has been set. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.


   MICROUNITY LITIGATION

On October 14, 1997, Microunity Systems Engineering, Inc. filed in the United States District Court for the Northern District of California a complaint against Precim Corporation ("Precim"), captioned MICROUNITY SYSTEMS ENGINEERING, INC. V. PRECIM CORP., No. C 97 20904 JW (PVT). Precim was a wholly owned subsidiary of Technology Modeling Associates, Inc., which was acquired by the Company in January 1998. This lawsuit alleges liability for patent infringement, unfair competition and tortious interference with prospective economic advantage. The action requests unspecified damages and an injunction against Precim. Precim has accepted service of the complaint but has not yet responded. Precim believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Precim's defenses are unsuccessful, Precim may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITIES CLASS ACTION CLAIMS

On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against the Company. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against the Company for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of the Company's stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against the Company and six of its employees and/or officers. Plaintiff alleges that the Company and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. The Company moved to dismiss the Hoffman complaint for failure to state a claim, but the District Court in December 1997 denied the motion. The court also denied without prejudice plaintiff Hoffman's motion for appointment as lead plaintiff. Counsel for plaintiff has indicated that the stay of the Margetis securities class action pending resolution of the Cadence suit will likely apply to this securities action as well.

The Company believes it has defenses to all of the securities class action claims, described above, and intends to defend itself vigorously. There can be no assurance, however, that the Company's defenses will be successful. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss, either individually or in aggregate. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the securities class action plaintiffs, and such a judgment would likely have a material adverse effect on the Company's business, financial condition and results of operations.

OTHER FACTORS

The Company's products compete with similar products from both larger and smaller EDA vendors and with dissimilar EDA products for a share of their customers' EDA budgets. The EDA industry, and as a result the Company's business, has benefited from the rapid worldwide growth of the semiconductor industry. There can be no assurance that this growth will continue. The EDA industry as a whole may experience pricing and margin pressures from a decrease in growth in the semiconductor industry, or other changes in the overall computer industry. In addition, the EDA industry is experiencing consolidation as the major EDA vendors are seeking to provide a complete range of EDA products to customers. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that market conditions faced by the Company will not adversely affect its business, financial condition and results of operations.

The Company sells its software products and provides services to customers located throughout the world. Managing global operations and sites located throughout the world presents challenges associated with cultural differences and organizational alignment. Moreover, each region in the global EDA market exhibits unique characteristics that can cause purchasing patterns to vary significantly from period to period. Although international markets historically have provided the Company with significant revenue opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could affect global product and service demand.

Asian sales accounted for approximately 31%, 28% and 28% for 1997, 1996 and 1995, respectively. Amounts due from Asian customers, principally affiliates of the Company, are not significant as of December 31, 1997. Many Asian countries are currently experiencing banking and currency difficulties that could lead to economic recession in those countries which could result in a decline in the purchasing power of the Company's Asian customers. This in turn could result in the cancellation or delay of orders for the Company's products from Asian customers, thus adversely affecting the Company's results of operations.

The Company's future success depends upon its ability to improve current products and develop new products that address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will continue to be successful in developing technologically acceptable products on a timely basis. The Company's ability to develop and improve products is dependent on key individuals for their technical and other contributions. There can be no assurance that the Company can continue to attract and retain these key personnel. Loss of certain key personnel could result in loss of the Company's market advantage and could adversely affect its business, financial condition and results of operations.

On September 12, 1997, the Company acquired Compass Design Automation, Inc. and on January 16, 1998, the Company acquired Technology Modeling Associates, Inc. The Company's future operating results are contingent upon the successful integration of these entities into its operations.

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME. This Statement establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format. This Statement is effective for fiscal years beginning after December 15, 1997.

In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This Statement is effective for financial statements for periods beginning after December 15, 1997.

The Company does not expect either SFAS 130 or 131 to have a significant effect on its operating results.

The Company has recognized the need to ensure that its operating systems, computer operations and products will not be adversely affected by the upcoming calendar Year 2000. The Company will formulate and implement a comprehensive plan to address all known issues as they relate to the Year 2000. The Company, currently believes, based on a preliminary evaluation, that the costs will not have a material adverse effect on the future financial results of the Company.

INDEPENDENT AUDITORS' REPORT


The Board Of Directors
Avant! Corporation:

We have audited the accompanying consolidated balance sheets of Avant! Corporation and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/ KPMG PEAT MARWICK LLP

January 20, 1998
Mountain View, California



MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated financial statements contained in this annual report are the responsibility of management. They have been prepared in accordance with generally accepted accounting principles and necessarily include certain amounts based on management's best estimates and judgments. The financial information contained elsewhere in this annual report is consistent with that contained in the consolidated financial statements.

Management is responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance as to the integrity and reliability of financial reporting. The concept of reasonable assurance is based on the recognition that there are inherent limitations in all systems of internal control, and that the cost of such systems should not exceed the benefits to be derived therefrom.

It has always been the policy and practice of the Company to conduct its affairs ethically and in a socially responsible manner. Management recognizes its responsibility for fostering a strong ethical climate. This responsibility is communicated to all employees in the Company's code of business conduct, which is distributed throughout the Company.


/s/ GERALD C. HSU

GERALD C. HSU
CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER



/s/ LINDA CHINN

LINDA CHINN
HEAD OF FINANCE AND ADMINISTRATION

     AVANT! CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,
                                                     1997            1996           1995
------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUE:
  Software                                         $ 106,883       $ 82,134       $ 55,164
  Services                                            40,465         23,953         13,704
                                                   ---------------------------------------
     Total revenue                                   147,348        106,087         68,868
                                                   ---------------------------------------
COSTS AND EXPENSES:
  Costs of software                                    2,836          2,512          1,529
  Costs of services                                   10,651          7,269          4,845
  Selling and marketing                               40,780         29,928         22,741
  Research and development                            29,573         20,696         15,318
  General and administrative                          17,395         15,450          6,362
  In-process research and development                 41,186          1,700          2,693
  Merger expenses                                         --          9,300          3,590
                                                   ---------------------------------------
     Total operating expenses                        142,421         86,855         57,078
                                                   ---------------------------------------
     Income from operations                            4,927         19,232         11,790

Interest income and other, net                         5,293          4,204          2,787
                                                   ---------------------------------------
     Income before income taxes                       10,220         23,436         14,577

Provision for income taxes                             3,679         10,952          4,053
                                                   ---------------------------------------
     Net income                                    $   6,541       $ 12,484       $ 10,524
                                                   ---------------------------------------
                                                   ---------------------------------------
Earnings per share - Basic:
     Earnings per share                            $    0.25       $   0.51       $   0.51
                                                   ---------------------------------------
                                                   ---------------------------------------
     Total weighted average number of
     common shares outstanding                        25,898         24,581         20,688
                                                   ---------------------------------------
                                                   ---------------------------------------
Earnings per share - Diluted:
     Earnings per share                            $    0.24       $   0.47       $   0.45
                                                   ---------------------------------------
                                                   ---------------------------------------
     Total weighted average number of
     common and common equivalent
     shares outstanding                               27,413         26,761         23,639
                                                   ---------------------------------------
                                                   ---------------------------------------
Pro forma net income and per share data:
  Income before income taxes as reported                                          $ 14,577
  Pro forma provision for income taxes                                               6,227
                                                                                  --------
     Pro forma net income                                                         $  8,350
                                                                                  --------
                                                                                  --------
  Pro forma earnings per share - Basic:
     Earnings per share                                                           $   0.40
                                                                                  --------
                                                                                  --------
     Total weighted average number of
     common shares outstanding                                                      20,688
                                                                                  --------
                                                                                  --------
  Pro forma earnings per share - Diluted:
     Earnings per share                                                           $   0.35
                                                                                  --------
                                                                                  --------
     Total weighted average number of
     common and common equivalent
     shares outstanding                                                             23,639
                                                                                  --------
                                                                                  --------
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

     AVANT! CORPORATION AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                                                                      1997           1996
------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                                    $   71,088      $  33,067
  Short-term investments                                                                           30,637         84,256
  Accounts receivable, net                                                                         21,237         13,321
  Due from affiliates                                                                               6,171             --
  Deferred income taxes                                                                             6,431          6,450
  Prepaid expenses and other current assets                                                        10,321          9,146
                                                                                               -------------------------
     Total current assets                                                                         145,885        146,240

Equipment, furniture and fixtures, net                                                             31,125          8,929
Deferred income taxes                                                                              16,208             --
Intangibles                                                                                        15,461             --
Other assets                                                                                        3,538            934
                                                                                               -------------------------
     Total assets                                                                              $  212,217      $ 156,103
                                                                                               -------------------------
                                                                                               -------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease obligations                                                 $       --      $      52
  Accounts payable                                                                                  6,439          1,716
  Accrued compensation                                                                              7,963          5,123
  Accrued income taxes                                                                              6,690             --
  Other accrued liabilities                                                                        12,486          8,162
  Technology acquisition payable, current portion                                                     406            642
  Deferred revenue                                                                                 15,471         13,824
                                                                                               -------------------------
     Total current liabilities                                                                     49,455         29,519

Technology acquisition payable, less current portion                                                  497            903
Other noncurrent liabilities                                                                          370            114
                                                                                               -------------------------
       Total liabilities                                                                           50,322         30,536
                                                                                               -------------------------
SHAREHOLDERS' EQUITY:
Series A convertible preferred stock, $.0001 par value; 5,000 shares authorized;
  no shares issued and outstanding in 1997 and 1996                                                    --             --
Common stock, $.0001 par value; 75,000 and 50,000 shares authorized,
  26,893 and 24,952 shares issued and outstanding in 1997 and 1996, respectively                        3              3
Additional paid-in capital                                                                        140,076        111,327
Deferred stock compensation                                                                        (1,807)        (2,820)
Net unrealized loss on short-term investments                                                         (50)           (75)
Retained earnings                                                                                  23,673         17,132
                                                                                               -------------------------
  Total shareholders' equity                                                                      161,895        125,567
                                                                                               -------------------------
  Total liabilities and shareholders' equity                                                   $  212,217      $ 156,103
                                                                                               -------------------------
                                                                                               -------------------------
Commitments and contingencies (Note 14)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     AVANT! CORPORATION AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          SERIES A
                                                        CONVERTIBLE
                                                      PREFERRED STOCK      COMMON STOCK     ADDITIONAL
                                                     ----------------    ----------------    PAID-IN
                                                     SHARES    AMOUNT    SHARES    AMOUNT    CAPITAL
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
BALANCES AS OF DECEMBER 31, 1994                       687      $ --     14,463      $ 1    $26,558
   Issuance of common stock                             --        --      1,063       --        660
   Conversion of long-term debt to
     common stock                                       --        --        100       --        100
   Issuance of common stock in public offering,
     net of expenses                                    --        --      3,367       --     52,381
   Conversion of mandatorily redeemable
     convertible preferred stock into
     common stock                                       --        --      3,570        1      8,311
   Conversion of preferred stock into
     common stock                                     (687)       --        687       --         --
   Exercise of common stock options and
     warrants, including related tax
     benefits                                           --        --        570       --      5,948
   Repurchase of common stock                           --        --        (18)      --         (3)
   Issuance of common stock options
     at below market value                              --        --         --       --        588
   Amortization of deferred compensation                --        --         --       --         --
   Issuance of common stock under
     employee stock purchase plan                       --        --         43       --        534
   Unrealized gain on short-term
     investments                                        --        --         --       --         --
   Distributions to shareholders                        --        --         --       --         --
   Compensation expense attributable to
     stock appreciation rights                          --        --         --       --        112
   Net income                                           --        --         --       --         --
                                                    -----------------------------------------------
BALANCES AS OF DECEMBER 31, 1995                        --        --     23,845        2     95,189
   Issuance of common stock in acquisition
     of technology                                      --        --         29       --      1,500
   Issuance of common stock for services                --        --          6       --        140
   Exercise of common stock options,
     including related tax benefits                     --        --        989        1      9,857
   Issuance of common stock under
     employee stock purchase plan                       --        --         83       --      1,921
   Issuance of common stock options at
     below market value                                 --        --         --       --      2,122
   Amortization of deferred stock compensation          --        --         --       --         --
   Unrealized loss on short-term investments            --        --         --       --         --
   Compensation expense attributable to
      stock appreciation rights                         --        --         --       --        488
   Reversal of prior year shareholder
     distribution                                       --        --         --       --         46
   Contributed capital related to stock
      compensation expense                              --        --         --       --         64
   Net income                                           --        --         --       --         --
                                                    -----------------------------------------------
BALANCES AS OF DECEMBER 31, 1996                        --        --     24,952        3    111,327
   Issuance of common stock in acquisition
     of Compass Design Automation, Inc.                 --        --        522       --     17,500
   Exercise of common stock options,
     including related tax benefits                     --        --      1,287       --      8,838
   Issuance of common stock under
     employee stock purchase plan                       --        --        132       --      2,309
   Amortization of deferred stock compensation          --        --         --       --         --
   Unrealized gain on short-term investments            --        --         --       --         --
   Compensation expense attributable to
     stock appreciation rights                          --        --         --       --        102
   Net income                                           --        --         --       --         --
                                                    -----------------------------------------------

BALANCES AS OF DECEMBER 31, 1997                        --      $ --     26,893      $ 3   $140,076
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                                       NET UNREALIZED
                                                           DEFERRED    GAIN (LOSS) ON                  TOTAL
                                                            STOCK        SHORT-TERM     RETAINED    SHAREHOLDERS'
                                                         COMPENSATION    INVESTMENTS    EARNINGS       EQUITY
-----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
BALANCES AS OF DECEMBER 31, 1994                           $     (62)        $(222)    $   5,250      $ 31,525
   Issuance of common stock                                       --            --            --           660
   Conversion of long-term debt to
     common stock                                                 --            --            --           100
   Issuance of common stock in public offering,
     net of expenses                                              --            --            --        52,381
   Conversion of mandatorily redeemable
     convertible preferred stock into
     common stock                                                 --            --            --         8,312
   Conversion of preferred stock into
     common stock                                                 --            --            --            --
   Exercise of common stock options and
     warrants, including related tax
     benefits                                                     --            --            --         5,948
   Repurchase of common stock                                     --            --            --            (3)
   Issuance of common stock options
     at below market value                                      (588)           --            --            --
   Amortization of deferred compensation                         133            --            --           133
   Issuance of common stock under
     employee stock purchase plan                                 --            --            --           534
   Unrealized gain on short-term
     investments                                                  --           311            --           311
   Distributions to shareholders                                  --            --       (11,126)      (11,126)
   Compensation expense attributable to
     stock appreciation rights                                    --            --            --           112
   Net income                                                     --            --        10,524        10,524
                                                             -------------------------------------------------
BALANCES AS OF DECEMBER 31, 1995                                (517)           89         4,648        99,411
   Issuance of common stock in acquisition
     of technology                                              (750)           --            --           750
   Issuance of common stock for services                          --            --            --           140
   Exercise of common stock options,
     including related tax benefits                               --            --            --         9,858
   Issuance of common stock under
     employee stock purchase plan                                 --            --            --         1,921
   Issuance of common stock options at
     below market value                                       (2,122)           --            --            --
   Amortization of deferred stock compensation                   569            --            --           569
   Unrealized loss on short-term investments                      --          (164)           --          (164)
   Compensation expense attributable to
      stock appreciation rights                                   --            --            --           488
   Reversal of prior year shareholder
     distribution                                                 --            --            --            46
   Contributed capital related to stock
      compensation expense                                        --            --            --            64
   Net income                                                     --            --        12,484        12,484
                                                             -------------------------------------------------
BALANCES AS OF DECEMBER 31, 1996                              (2,820)          (75)       17,132       125,567
   Issuance of common stock in acquisition
     of Compass Design Automation, Inc.                           --            --                      17,500
   Exercise of common stock options,
     including related tax benefits                               --            --            --         8,838
   Issuance of common stock under
     employee stock purchase plan                                 --            --            --         2,309
   Amortization of deferred stock compensation                 1,013            --            --         1,013
   Unrealized gain on short-term investments                      --            25            --            25
   Compensation expense attributable to
     stock appreciation rights                                    --            --            --           102
   Net income                                                     --            --         6,541         6,541
                                                             -------------------------------------------------

BALANCES AS OF DECEMBER 31, 1997                           $  (1,807)        $ (50)    $  23,673      $161,895
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

AVANT! CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                 1997           1996           1995
--------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                            $  6,541      $  12,484      $  10,524
  Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                                       6,973          2,657          2,112
       Acquired in-process research and development                       41,186            750          2,693
       Gain on sale of securities                                             --            (14)            --
       Compensation expense (benefit) attributable
         to stock appreciation rights                                        102            (31)           484
       Stock compensation expense                                             --             64            112
       Loss on disposal of assets                                            462             --             19
       Equity earnings in joint ventures                                    (212)            --             --
       Amortization of capitalized software costs                             62             88            228
       Amortization of deferred stock compensation                         1,013            569            133
       Deferred income taxes                                             (16,189)        (2,397)        (1,431)
       Tax benefit related to stock options                                2,285          4,730          1,302
       Deferred rent                                                         (29)           (39)           110
       Stock issued for services                                              --            140             --
       Changes in operating assets and liabilities, net of effects from purchase of Compass Design Automation:
         Accounts receivable, net                                         (3,583)          (482)        (2,974)
         Due from affiliates                                              (6,171)            --             --
         Prepaid expenses and other assets                                (1,253)        (3,807)          (799)
         Accounts payable                                                (12,075)           716            277
         Accrued compensation                                               (478)           920            650
         Accrued income taxes                                              4,217         (5,283)          (899)
         Other accrued liabilities                                        (1,768)         4,698          3,722
         Deferred revenue                                                 (3,811)         4,239          3,826
                                                                        --------------------------------------
         Net cash provided by operating activities                        17,272         20,002         20,089
                                                                        --------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of short-term investments                               (65,731)      (206,593)       (79,568)
       Maturities and sales of short-term investments                    119,375        169,156         56,471
       Purchases of equipment, furniture, and fixtures                   (25,190)        (4,583)        (5,107)
       Capitalized software development costs                                 --             --            (63)
       Investment in joint ventures                                          310            668             --
       Purchase of Compass Design Automation,
         net of cash acquired                                            (16,183)            --             --
                                                                        --------------------------------------
         Net cash provided by (used in) investing activities              12,581        (41,352)       (28,267)
                                                                        --------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Distributions to shareholders                                          --         (1,754)        (9,327)
       Principal payments under capital lease obligations                    (52)          (133)          (235)
       Payments on technology acquisition payable                           (642)          (755)          (393)
       Issuance of preferred stock, net                                       --             --            500
       Repurchase of common stock                                             --             --             (3)
       Exercise of stock options                                           6,553          5,128          4,646
       Issuance of common stock under employee stock purchase plan         2,309          1,921            534
       Issuance of common stock, net                                          --             --         52,541
                                                                        --------------------------------------
         Net cash provided by financing activities                         8,168          4,407         48,263
                                                                        --------------------------------------
Net increase (decrease) in cash and cash equivalents                      38,021        (16,943)        40,085
                                                                        --------------------------------------
Cash and cash equivalents, beginning of year                              33,067         50,010          9,925
                                                                        --------------------------------------
Cash and cash equivalents, end of year                                  $ 71,088      $  33,067      $  50,010
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

     AVANT! CORPORATION
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     DECEMBER 31, 1997, 1996 AND 1995


1. NATURE OF BUSINESS AND SUMMARY
   OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Avant! Corporation (the Company or Avant!) develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Japan, Korea, Taiwan and Europe.

PRINCIPLES OF PRESENTATION AND USE OF ESTIMATES

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the effect of the mergers with Integrated Silicon Systems, Inc. (ISS), Anagram, Inc. (Anagram), Meta-Software, Inc. (Meta), and FrontLine Design Automation, Inc. (FrontLine), all of which were accounted for as poolings of interests. The Compass Design Automation, Inc. (Compass) and the Datalink Far East Ltd. (Datalink) acquisitions, which occurred on September 12, 1997 and September 30, 1997, respectively, were accounted for under the purchase method. Accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows prior to the acquisitions.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

   SOFTWARE REVENUE

Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support. Prior to October 1, 1997, the Company complied with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 91-1, SOFTWARE REVENUE RECOGNITION. Revenue from the sale of software licenses was recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations were accrued at the time the revenue is recognized. In instances where there was a contingency regarding the sale, revenue recognition was delayed until the contingency had been resolved. When the Company received advance payments for software products, such payments were reported as deferred revenue until all conditions for revenue recognition were met. The Company had entered into certain license agreements under which software, support and other services were provided to customers for a bundled price for a specific period of time. Generally, revenue under such agreements was recognized ratably over the contract period.

In the fourth quarter of 1997, the Company adopted the provisions of the AICPA SOP 97-2, SOFTWARE REVENUE RECOGNITION. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products, including time-based software licenses, generally is recognized after shipment of the products, delivery of permanent authorization codes and fulfillment of acceptance terms. In connection with the adoption of SOP 97-2, the Company's revenue for contracts with extended payment terms (generally greater than twelve months) is recognized as payments become due. The effect of this change is not material to the Company.

   SERVICES REVENUE

Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically 12 months. Revenue from customer training, support and other services is recognized as the service is performed.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a remaining maturity of three months or less at the date of acquisition to be cash equivalents.

Cash equivalents are stated at cost and consist primarily of certificates of deposit and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

SHORT-TERM INVESTMENTS

Short-term investments, which are classified as available-for-sale, consist of demand deposit investments in limited maturity fixed-income mutual funds, short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock and municipal bonds are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information.

EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are stated at cost. Equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets which range from three to thirteen years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

INTANGIBLES

Intangibles consist principally of goodwill representing purchased technology and other intangible assets resulting from the excess of the cost of a purchased business over the cost of the net assets acquired. Goodwill is amortized using the straight-line method over five years. Goodwill and related intangibles and accumulated amortization as of December 31, 1997 was $16,511,000 and $1,050,000, respectively. The Company assesses the recoverability of the excess of goodwill based on undiscounted future cash flows. The amount of any impairment would be the difference between the excess of the carrying value of goodwill over the undiscounted future cash flows. As of December 31, 1997, the Company does not consider its goodwill to be impaired.

The Company accesses the recoverability of its identifiable tangible and intangible assets under SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires identifiable tangible and intangible assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is considered to be impaired, the carrying amount of that asset is reduced to its fair value resulting in a charge to income. As of December 31, 1997, the Company did not consider any of its intangibles to be impaired.

RELATED PARTY TRANSACTIONS

Included in prepaid expenses and other current assets and other noncurrent assets is $825,000 due from officers relating to relocation costs and a loan and $377,000 to affiliates for working capital advances (see Note 13).

OTHER ACCRUED LIABILITIES

In 1997, legal costs and other costs of $4,800,000 and $7,686,000, respectively, are included in other accrued liabilities. In 1996, merger costs, legal costs and other costs of $3,910,000, $1,841,000 and $2,411,000 are included in other accrued liabilities.

SOFTWARE DEVELOPMENT COSTS

Certain software development costs for new products and product enhancements are capitalized upon the establish-ment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires judgment related to anticipated future product revenues, estimated economic life and changes in hardware and software technology. No amounts were capitalized in 1997 or 1996 as achievement of technological feasibility was typically concurrent with availability for general release, and $63,000 was capitalized in 1995. At December 31, 1997, all software development costs capitalized were fully amortized.

Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1997, 1996 and 1995 was $62,000, $88,000 and $228,000, respectively. Amortization of software development costs is included in costs of software in the accompanying consolidated statements of income.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The pro forma provision for income taxes for 1995 reflects the tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation during those periods.

NET INCOME AND NET INCOME PER COMMON SHARE

In 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE. SFAS No. 128 requires the presentation of both basic and diluted earnings per share (EPS). Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted-average number of common shares outstanding plus common stock equivalents arising out of employee stock options and convertible preferred stock. Earnings per share information for all prior periods have been restated to conform to the requirements of the standard.

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years presented:


(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       INCOME         SHARES
1997                                 (NUMERATOR)   (DENOMINATOR)    EPS
-------------------------------------------------------------------------

BASIC EPS:
Net Income                             $6,541          25,898       $0.25
Effect of dilutive securities              --           1,515       (0.01)
                                     ------------------------------------
DILUTED EPS:
Net Income                             $6,541          27,413       $0.24
                                     ------------------------------------
                                     ------------------------------------
1996
-------------------------------------------------------------------------
BASIC EPS:
Net Income                            $12,484          24,581       $0.51
Effect of dilutive securities              --           2,180       (0.04)
                                     ------------------------------------
DILUTED EPS:
Net Income                            $12,484          26,761       $0.47
                                     ------------------------------------
                                     ------------------------------------

1995
-------------------------------------------------------------------------
BASIC EPS:
Net Income                            $10,524          20,688       $0.51
Effect of dilutive securities              --           2,951       (0.06)
                                     ------------------------------------
DILUTED EPS:
Net Income                            $10,524          23,639       $0.45
                                     ------------------------------------
                                     ------------------------------------

During 1995, the calculation includes shares deemed to be outstanding, which represent the number of shares sufficient to fund Meta's final S corporation distribution.

STOCK OPTION AND STOCK PURCHASE PLANS

The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Under SFAS No. 123, the Company must disclose pro forma net income and pro forma earnings per share for employee stock option grants and employee stock purchases made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company's foreign subsidiaries is the U.S dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. All exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars are recognized currently in income.

RECENT PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. This Statement establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. It does not, however, require a specific format for the statement, but requires the Company to display an amount representing total comprehensive income for the period in that financial statement. The Company is in the process of determining its preferred format.

In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders.

These statements are effective for financial statements for periods beginning after December 15, 1997. The Company does not expect either SFAS 130 or 131 to have a significant effect on its financial position or operating results.

RECLASSIFICATION

Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.


2. EQUIPMENT, FURNITURE AND FIXTURES
At December 31, equipment, furniture and fixtures consisted of the following:


(IN THOUSANDS)                                  1997             1996
-----------------------------------------------------------------------
Furniture and fixtures                        $  7,011          $ 2,124
Equipment                                       29,897           13,840
Leasehold improvements                           4,953              749
Construction in progress                         6,760               --
                                              -------------------------
                                                48,621           16,713
Less accumulated depreciation                   17,496            7,784
                                              -------------------------
                                              $ 31,125          $ 8,929
                                              -------------------------
                                              -------------------------


3. SUPPLEMENTAL CASH FLOW
   INFORMATION

Interest of $112,000, $141,000 and $51,000 was paid in 1997, 1996 and 1995, respectively. Income taxes of $7,809,000, $11,076,000 and $2,041,000 were paid during 1997, 1996 and 1995, respectively. Deferred compensation of $2,872,000 and $588,000 was recognized in 1996 and 1995, respectively, for stock options issued below market value. An income tax benefit attributable to employee stock plans of $2,285,000, $4,730,000 and $1,302,000 was credited to equity in the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, noncash investing activities includes 522,192 shares of common stock with a fair market value of $17,500,000 issued in connection with the Compass acquisition. The Company issued $750,000 of common stock for the acquisition of technology during 1996. Other accrued liabilities were reduced $102,000, $488,000 and $112,000 through the issuance of common stock related to accrued stock appreciation rights in 1997, 1996 and 1995, respectively. Conversion of long-term debt to common stock was $100,000 in 1995. In connection with the Company's initial public offering in 1995, mandatorily redeemable convertible preferred stock was converted to common stock in the amount of $8,312,000.


4. MERGERS AND ACQUISITIONS

On September 30, 1997, the Company acquired the assets of Datalink Far East Ltd., a Taiwan corporation ("Datalink"), pursuant to an asset purchase agreement. The Company will pay $900,000 to acquire Datalink over five installments at specified times during the next two years. The Company paid $450,000 on October 1, 1997 and the balance will be paid in four equal installments on December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999. The acquisition has been accounted for by the purchase method and is reflected in other assets on the balance sheet.

On September 12, 1997, the Company acquired Compass, a subsidiary of VLSI Technology, Inc., in exchange for $17,500,000 cash and 522,192 shares of its common stock, issued with a fair market value of $17,500,000, and costs of acquisition of $4,948,000. The net purchase price of $39,948,000 was allocated as follows: $6,701,000 to current assets; $4,441,000 to equipment, furniture and fixtures; $41,186,000 to in-process research and development; $14,822,000 to goodwill and other identifiable intangibles and $27,202,000 to assumed liabilities. The acquisition has been accounted for by the purchase method, and accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows of Compass prior to September 12, 1997. The following pro forma consolidated results of operations give effect to the acquisition as if it had occurred on January 1, 1996.

The unaudited pro forma consolidated results of operations of the Company and Compass for 1997 and 1996 are as follows:


(IN THOUSANDS)                                   1997            1996
------------------------------------------------------------------------
Pro forma revenue                             $  180,394     $   160,272
Pro forma net income                          $   24,535     $     5,274
Basic pro forma earnings per share            $     0.95     $      0.21
Diluted pro forma earnings per share          $     0.90     $      0.20


Included in pro forma revenue and net income for 1997 and 1996 are revenues of $33,046,000 and $54,185,000, respectively, and net loss of $8,365,000 and
$3,656,000, respectively, from Compass operations. Included in the combined pro forma net income amounts are amortization of goodwill and other intangibles over the expected useful lives ranging from four to five years and related tax benefit.

On December 31, 1996, the Company issued approximately 29,000 shares of its common stock for all of the outstanding stock of Nexsyn Design Technology Inc. (Nexsyn), and assumed approximately 22,000 stock options under option plans. The financial position, results of operations and cash flows of Nexsyn were not material to Avant!, and the acquisition was accounted for by the purchase method.

On November 27, 1996, the Company issued approximately 1,812,000 shares of its common stock for all of the outstanding common stock of FrontLine, and assumed approximately 410,000 warrants and stock options under option plans.

On October 29, 1996, the Company issued approximately 4,471,000 shares of its common stock for all of the outstanding common stock of Meta, and assumed approximately 608,000 stock options and subscriptions under option and purchase plans.

On September 27, 1996, the Company issued approximately 2,154,000 shares of its common stock for all of the outstanding common and preferred stock of Anagram, and assumed approximately 260,000 stock options under option plans. The Anagram outstanding preferred stock has been presented as common stock for all periods presented in the consolidated financial statements.

The FrontLine, Meta and Anagram mergers have been accounted for as poolings of interests, and, accordingly, the Company's consolidated financial statements have been restated for all periods prior to the mergers to include the results of operations, financial position and cash flows of FrontLine, Meta and Anagram.

In connection with the 1996 mergers with FrontLine, Meta and Anagram, the Company incurred direct transaction costs and merger-related integration expenses of approximately $9,300,000, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $5,352,000, charges for the elimination of duplicate facilities of approximately $2,250,000, and severance costs and certain other related costs of approximately $1,698,000. Of the $9,300,000 of merger-related costs, approximately $8,400,000 related to cash expenditures while approximately $900,000 related to noncash charges. As of December 31, 1997, there were no remaining accrued liabilities relating to the 1996 mergers.

On November 27, 1995, the Company issued approximately 6,400,000 shares of its common stock for all of the outstanding common stock of ISS and assumed approximately 1,500,000 stock options and subscriptions under various ISS stock option and purchase plans. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of ISS.

In connection with the 1995 merger with ISS, the Company incurred direct transaction costs and merger-related integration expenses of approximately $3,590,000 consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2,858,000, charges for the elimination of duplicate facilities of approximately $233,000, and severance and certain other related costs of approximately $499,000. Of the $3,590,000 of merger-related costs, approximately $3,390,000 related to cash expenditures while approximately $200,000 related to noncash charges.

5. MANDATORILY REDEEMABLE
   CONVERTIBLE PREFERRED STOCK

In connection with the completion of the Company's initial public offering in June 1995, all the outstanding mandatorily redeemable convertible preferred stock automatically converted into approximately 3,570,000 shares of the Company's common stock. In addition, outstanding warrants to acquire Series B preferred stock were automatically converted into approximately 26,000 shares of the Company's common stock.

6. SHAREHOLDERS' EQUITY

INITIAL PUBLIC OFFERING AND CHANGES IN AUTHORIZED COMMON AND PREFERRED STOCK

In April 1995, the Company increased its authorized number of shares of preferred stock to 5,000,000 shares and authorized the Board of Directors to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, convers-ion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

In June 1995, the Company closed its initial public offering of common stock at $13.00 per share. The net proceeds of the offering were $27,713,000 after deducting applicable costs and expenses. In connection with the public offering, all the outstanding Series A preferred stock automatically converted into approximately 687,000 shares of the Company's common stock.

In May 1996, the Company increased its authorized number of shares of common stock from 25,000,000 to 50,000,000 shares. In May 1997, the Company increased its authorized number of shares of common stock from 50,000,000 shares to 75,000,000.

SHAREHOLDER DISTRIBUTIONS

Meta (an S corporation for income tax reporting purposes) made distributions to its shareholders to provide them with funds to pay income taxes on corporate earnings. Prior to the completion of the Meta initial public offering and the termination of the S corporation election in November 1995, Meta declared a distribution payable to existing shareholders of Meta. This distribution represented undistributed tax basis earnings of Meta through the termination of the S corporation election.

1995 STOCK OPTION/ISSUANCE PLAN

The Company approved the 1995 Stock Option/Stock Issuance Plan (the 1995 Plan) in April 1995, under which all remaining outstanding stock options and shares available for grant under the Company's 1993 Stock Option/Stock Issuance Plan and 1,000,000 additional shares of the Company's common stock has been authorized for issuance. The 1995 Plan is intended to serve as a successor to the 1993 Stock Option/Stock Issuance Plan (see below) and has terms similar to those of the 1993 Stock Option/Stock Issuance Plan. Under the 1995 Plan, the term of options is generally ten years with a vesting requirement of 25% after one year of service and monthly, thereafter, fully vesting through the fourth year of service. Under the Plan, each individual serving as a nonemployee Board of Directors' member on the date the Underwriting Agreement for the initial public offering was executed received an option grant on such date for 20,000 shares of common stock, provided such individual had not otherwise been in the prior employ of the Company. Each individual who becomes a nonemployee Board of Directors' member thereafter receives a 20,000 share option grant on the date such individual joins the Board of Directors provided such individual has not been in the prior employ of the Company. In addition, at each annual shareholders' meeting, beginning with the 1996 Annual Shareholders' Meeting, each individual who continues to serve as a non-employee Board of Directors' member after the meeting receives an additional option grant to purchase 5,000 shares of common stock whether or not such individual has been in the prior employ of the Company.

1993 STOCK OPTION/STOCK ISSUANCE PLAN

In September 1993, the Board of Directors approved the 1993 Stock Option/Stock Issuance Plan (the Plan). Options granted under the Plan may be either incentive stock options or nonstatutory stock options, as designated by the Board of Directors. The Plan provides that the exercise price of an incentive stock option and a nonstatutory option will be no less than the fair market value and 85% of the fair market value, respectively, of the Company's common stock at the date of grant, as determined by the Board of Directors.

The Company's Board of Directors also has the authority to set exercise dates (no longer than 10 years from the date of grant), payment terms and other provisions for each grant. Generally options granted under the Plan become exercisable as to 25% of the shares on the anniversary date of grant and thereafter become exercisable ratably over three years.

The Company has recorded deferred compensation of $3,522,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 604,000 shares subject to common stock options granted in the fourth quarter of 1994, the first quarter of 1995 and options assumed in the Anagram and FrontLine mergers and Nexsyn acquisition during 1996. The deferred compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years.

In connection with the mergers discussed in Note 4, various ISS, Anagram, Meta and FrontLine option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the mergers.

1992 STOCK OPTION/APPRECIATION PLAN

Under Meta's 1992 Stock Option/Appreciation Plan (the 1992 Plan), the exercise price of stock options is to be at not less than 90% of the fair market value at the date of grant. Fair market value, in the absence of trading on a national or regional stock exchange, was established by Meta's Board of Directors based on an independent valuation of Meta. Options generally vested over a period of one to four years from the date of grant, expired ten years from the date of grant and were terminated, to the extent not exercised, one month after termination of employment.

The 1992 Plan provides for the exercise of stock appreciation rights with respect to outstanding options in the absence of trading of Meta's stock on a national or regional stock exchange. Upon the exercise of stock appreciation rights, the employee surrendered the related unexercised option and received cash payment equal to the excess of the fair market value of the underlying shares at the time of exercise over the aggregate exercise price of the related option. Compensation expense was recognized for the appreciation in value from the date of grant.

During the months of June, July, and August 1995, Meta entered into agreements with substantially all individual option holders under the 1992 Plan terminating the stock appreciation right feature of the individual awards. Compensation expense of $484,000, representing the difference between the exercise price and the fair market value of the stock, was recorded based on the vested stock appreciation rights of the individual shareholders through the date such rights were terminated. Upon effectiveness of the Meta initial public offering, all stock appreciation rights terminated. Upon termination of the stock appreciation rights feature, no compensation expense was recorded on the remaining options.

The Company applies APB Opinion No. 25 in accounting for its option and purchase plans and accordingly, compensation expense has been recognized for its stock options in the financial statements using the intrinsic value method. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:


(IN THOUSANDS, EXCEPT PER SHARE DATA)    1997          1996       1995
------------------------------------------------------------------------
Net income as reported                $  6,541       $12,484     $ 8,350
Additional compensation
   cost resulting from:
   Stock options                        (6,539)       (4,592)     (1,774)
   Employee stock purchase
   rights (Note 9)                      (1,032)       (1,046)       (309)
                                      ----------------------------------
Pro forma                             $ (1,030)      $ 6,846     $ 6,267
                                      ----------------------------------
                                      ----------------------------------
Basic earnings (loss) per share
   As reported                        $   0.25         $0.51     $  0.40
   Pro forma                          $  (0.04)        $0.28     $  0.30

Diluted earnings (loss) per share
   As reported                        $   0.24         $0.47     $  0.35
   Pro forma                          $  (0.04)        $0.26     $  0.26
------------------------------------------------------------------------


The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: expected volatility of 74%, 57% and 57%, risk-free interest rates of 6.05%, 5.27% and 7.86%, respectively, expected lives of six months after vesting and no dividend yield.

The effects of applying SFAS No. 123 for disclosing compensation cost may not be representative of the effects on reported net income for future years because pro forma net income reflects compensation costs for stock options granted in 1997, 1996 and 1995 and does not consider compensation cost for stock options granted prior to January 1, 1995.

A summary of the status of the Company's stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:


                                 1997               1996             1995
                          ------------------  ----------------  ----------------
                                    WEIGHTED          WEIGHTED          WEIGHTED
                                    AVERAGE           AVERAGE           AVERAGE
                          SHARES    EXERCISE  SHARES  EXERCISE  SHARES  EXERCISE
                           (000)     PRICE    (000)    PRICE    (000)    PRICE
--------------------------------------------------------------------------------
Outstanding at
 beginning of year          3,863    $12.84   3,477    $ 9.42   2,600    $ 6.42
      Granted               2,471     23.88   1,737     17.61   1,788     14.00
      Exercised            (1,287)     5.20    (989)     3.41    (570)    11.21
      Canceled               (754)    21.19    (362)    14.10    (341)     7.16
                          -----------------------------------------------------
Outstanding at
   end of year              4,293    $18.87   3,863    $12.84   3,477    $ 9.42
                          -----------------------------------------------------
Options exercisable
   at end of year           1,215    $14.55   1,996    $ 7.57   1,444    $ 5.36
Weighted average
   fair value of
   options granted
   during the year         $14.85            $ 7.28            $ 5.96
-------------------------------------------------------------------------------


The following summarizes information about stock options outstanding as of December 31, 1997:


                        OPTIONS OUTSTANDING             OPTIONS OUTSTANDING
              --------------------------------------   ----------------------
   RANGE                      WTD AVG          WTD                     WTD
    OF           NUMBER      REMAINING         AVG       NUMBER        AVG
 EXERCISE      OUTSTANDING  CONTRACTUAL     EXERCISE   EXERCISABLE   EXERCISE
   PRICE         (000)       LIFE (YRS)       PRICE       (000)       PRICE
-----------------------------------------------------------------------------
$ 0.05- 3.52       528          7.10         $ 0.63         280      $ 0.74
$ 5.31- 9.81       293          7.90           8.75         115        8.66
$10.92-14.62       242          7.70          13.67         108       13.68
$15.08-19.33     1,582          8.60          16.36         490       16.99
$20.50-24.69       348          8.40          22.77          94       22.02
$25.13-28.52       202          8.70          25.51          17       25.99
$30.00-34.00       830          9.20          31.26          44       33.52
$35.00-38.79       210          8.40          35.85          35       37.07
$41.25-44.50        58          7.90          41.81          32       41.85
-----------------------------------------------------------------------------
$ 0.05-44.50     4,293          8.40         $18.87       1,215      $14.55
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


7. LEASES

OPERATING LEASES

The Company leases its Fremont, California, Research Park Triangle, North Carolina, and certain sales facilities under operating lease agreements which expire over the next thirteen years. Rental expense incurred by the Company under operating lease agreements totaled $3,879,000, $2,164,000 and $1,366,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Future annual minimum lease payments under operating leases for the years ended December 31, are as follows (in thousands):


1998                                                             $ 5,123
1999                                                               5,822
2000                                                               6,150
2001                                                               6,153
2002                                                               6,129
Thereafter                                                        46,951
                                                                 -------
                                                                 $76,328
                                                                 -------
                                                                 -------


8. INCOME TAXES

The components of income tax expense (benefit), as presented in the accompanying consolidated statements of income, are comprised of federal taxes, state taxes and certain foreign taxes. The pro forma provision for income taxes reflects the income tax expense that would have been reported if Meta (an S corporation for income tax reporting purposes) had been a C corporation for the year ended December 31, 1995. The components of income taxes and pro forma income taxes as of December 31, 1997, 1996 and 1995, are as follows:


(IN THOUSANDS)                          1997         1996         1995
------------------------------------------------------------------------
PROVISION FOR INCOME TAXES:
CURRENT:
   Federal                            $ 14,617       $ 7,127    $  1,736
   Foreign                                 637           725       1,609
   State                                 2,329           767         837
                                      ----------------------------------
      Total                             17,583         8,619       4,182
                                      ----------------------------------
DEFERRED:
   Federal                             (14,112)       (2,144)       (826)
   State                                (2,077)         (253)       (605)
                                      ----------------------------------
      Total                            (16,189)       (2,397)     (1,431)
                                      ----------------------------------
Charge in lieu of taxes
   attributable to employee
   stock plans                           2,285         4,730       1,302
                                      ----------------------------------
      Total provision for
      income taxes                   $   3,679       $10,952    $  4,053
                                      ----------------------------------
                                      ----------------------------------


PRO FORMA INCOME TAXES:
CURRENT:
   Federal                                                      $  2,989
   Foreign                                                         1,609
   State                                                           1,240
                                                                --------
      Total                                                        5,838
                                                                --------
DEFERRED:
   Federal                                                          (396)
   State                                                            (517)
                                                                --------
      Total                                                         (913)
                                                                --------
Charge in lieu of taxes
   attributable to employee
   stock plans                                                     1,302
                                                                --------
      Total provision for
      income taxes                                              $  6,227
                                                                --------
                                                                --------


The Company's effective tax rate and pro forma effective rate differs from the federal statutory income tax rate of 35% as follows:


(IN THOUSANDS)                           1997          1996       1995
------------------------------------------------------------------------
Income tax expense
   at statutory rate                   $ 3,577      $  8,203     $ 5,102
State tax expense                          505         1,540         491
Nondeductible merger costs               1,732         2,355         938
Change in valuation allowance               --            --         (89)
Tax exempt income                         (839)         (307)       (306)
Tax credits                               (431)         (387)       (148)
Foreign sales corporation               (1,025)         (980)        (96)
S corporation benefit                       --            --        (575)
Establishment of deferred tax
   assets in conjunction with
   Meta's transition from an S
   corporation to C corporation
   status                                   --            --      (1,725)
Foreign taxes                              145            --         423
Other                                       15           528          38
                                       ---------------------------------
   Actual income
   tax expense                         $ 3,679      $ 10,952     $ 4,053
                                       ---------------------------------
                                       ---------------------------------
Income tax expense
   at statutory rate                                             $ 5,102
State tax expense                                                    815
Nondeductible merger costs                                           938
Change in valuation allowance                                        (89)
Tax exempt income                                                   (306)
Tax credits                                                         (253)
Foreign sales corporation                                            (96)
Other                                                                116
                                                                 -------
      Pro forma income
      tax expense                                                $ 6,227
                                                                 -------
                                                                 -------


The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


(IN THOUSANDS)                                       1997          1996
------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Accrued liabilities                             $   1,388      $1,343
   Allowance for doubtful accounts                       582         305
   Net operating loss carryforwards                       --         201
   Deferred revenue                                    5,262       4,682
   Property and equipment, principally
      due to depreciation                                166         760
   Purchased technology                               16,480          --
   Other                                                (482)         91
                                                   ---------------------
         Total gross deferred tax assets              23,396       7,382
                                                   ---------------------
   Deferred tax liability-Accrual to
      cash conversion                                    757         932
                                                   ---------------------
         Net deferred tax assets                     $22,639      $6,450
------------------------------------------------------------------------
------------------------------------------------------------------------


Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.


9. EMPLOYEE BENEFIT PLANS

401(k) PLAN

The Company has a 401(k) retirement savings plans covering substantially all employees in the United States. Contributions are matched at the discretion of the Board of Directors. The matching contributions amounted to $1,467,000, $769,000 and $115,000 for 1997, 1996 and 1995, respectively

EMPLOYEE STOCK PURCHASE PLAN

The Company has a Qualified Employee Stock Purchase Plan, which permits eligible employees to purchase newly issued common stock of the Company up to an aggregate of 250,000 shares. Under this plan, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. Under the Plan, the Company sold 132,000, 83,000 and 43,000 shares to employees in 1997, 1996 and 1995, respectively.

The fair value of employee purchase rights, for purposes of SFAS No. 123 disclosure (see Note 6) was estimated using the Black-Scholes model with the following assumptions for 1997, 1996 and 1995, respectively: expected volatility of 74%, 57% and 57%, respectively, risk-free interest rates of 6.05%, 5.61% and 7.76%, respectively, and no dividend yield. The weighted average fair value of those purchase rights (including the 15% discount to the fair value of the Company's common stock) granted in 1997, 1996 and 1995 were $8.49, $8.17 and $13.25, respectively.


10. CONCENTRATIONS OF CREDIT RISK

The Company maintains excess cash balances in a variety of financial instruments such as securities backed by the U.S. government, municipal/corporate auction preferred stock, municipal bonds, short-term debt securities, and demand deposit investments in limited-maturity fixed-income mutual funds. The Company has not experienced any material losses in any of its financial instruments.

To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $4,150,000, $762,000 and $899,000 as of December 31, 1997, 1996 and 1995, respectively.

11. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates primarily in one business segment, comprising the electronic design automation industry.

The Company's export revenues are all denominated in U.S. dollars. International revenue accounted for approximately 41%, 34%, and 32% of total revenue in the years ended December 31, 1997, 1996, and 1995, respectively. In 1997, Asian and European sales represented 31% and 10%, respectively. In 1996 and 1995, international sales were primarily in Asia.


12. ACQUISITIONS OF TECHNOLOGY

In each of December 1996, September 1996, October 1995 and April 1994, the Company acquired rights to certain software technology under development. As the acquired software had not reached technological feasibility at the dates of acquisition, it was expensed upon acquisition.

Under the October 1995 agreement, the Company will make payments of approximately $475,000, $350,000 and $200,000 in March 1998, 1999 and 2000,
respectively. The net present value of these payments is included in technology acquisition payable in the accompanying consolidated balance sheets.


13. JOINT VENTURES

During 1997 and 1996, respectively, the Company entered into joint ventures with Maingate Electronics, KK (Maingate) of Japan and DavanTech Co., Ltd., (DavanTech) of Korea. The joint ventures were formed for the purpose of consolidating distribution in their respective countries. The Company has ownership of 35% and 39.6% of Maingate and DavanTech, respectively, and accounts for them by the equity method. The Company's Chairman of the Board, President and Chief Executive Officer owns 40% of Maingate and 2.6% of DavanTech. These investments are included in other assets with the Company's share of the net income of each company recorded in other income and expense.

The Company recognizes software license revenue sold to these joint ventures when cash is collected by the joint ventures from the end users. Revenues from sales to Maingate and DavanTech during 1997 were $4,778,000 and $723,000, respectively. At December 31, 1997, due from affiliates included $5,694,000 and $477,000 from Maingate and DavanTech, respectively.

14. COMMITMENTS AND CONTINGENCIES

CADENCE LITIGATION

On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against the Company and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The essence of the complaint is that certain of the Company's employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of the Company's place and route products from Cadence, and that the Company has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that the Company induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. The matter is currently awaiting trial, pending further pretrial matters. A trial date has not been set. On July 25, 1997, a federal judge stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5.0 million bond pending the resumption of the civil action.

In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of the Company's place and route products pending trial of the action. On March 18, 1997, the District Court granted in part and denied in part Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to the Company's ArcCell product, a product Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin the Company's Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if the Company's Aquarius products are determined to infringe Cadence products, the sale of Aquarius products should be enjoined. The Company requested a rehearing on the issue, but on November 21, 1997, the Ninth Circuit denied this request. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, ArcCell products. The injunction also barred the Company from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (The Company no longer sells or licenses ArcCell products or code). The injunction also required the Company to inform its customers of the injunction, to obtain confirmation as to whether the customers have a functioning copy of ArcCell or other such product, and to provide certain information to the court. On January 25, 1998, the District Court entered a modified preliminary injunction "to remove any implication that the Company's customers are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation." Cadence continues to allege that the Company's Aquarius products infringe Cadence's Design Framework II, and the District Court is allowing Cadence to take discovery concerning the Company's Aquarius and Apollo products to determine whether those products infringe. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of the Company's Aquarius place and route products from which the Company derives a significant portion of its total revenue. On February 28, 1998, the District Court requested an additional briefing regarding whether Aquarius should be enjoined. The District Court will hold future hearings regarding the Aquarius products. There can be no assurance that the District Court will not, upon further consideration, grant a preliminary injunction with respect to the sale of the Aquarius products, which could have a material adverse effect on the Company's business, financial position and results of operations.

On January 16, 1996, the Company filed a counterclaim against Cadence alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage and intentional interference with contractual relations. On December 19, 1997, the Company stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. The Company refiled its counterclaim on January 29, 1998.

The Company believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, the Company's defenses are unsuccessful, the Company may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, the Company could be preliminarily enjoined from selling its Aquarius place and route products. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, it is likely that an adverse judgment against the Company would result in a steep decline in the market price of the Company's Common Stock. Although it is reasonably possible the Company may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information the Company presently possesses. There can be no assurance that an adverse judgement, if granted on any claim would not have a material adverse effect on the Company's business, financial position or results of operations. Furthermore, there can be no assurance that the Company's relationships with its customers and/or partners will not be adversely affected in the future as a result of the Cadence litigation.

CRIMINAL COMPLAINT

The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses against, among others, the Company and the following employees and/or directors of the Company, Gerald
C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors, Y. Eric Cho, a former officer and current member of the Board of Directors, Y. Z. Liao, Corporate Fellow, Stephen Wuu, CEO Staff Operations, Leigh Huang, Marketing Manager and Eric Cheng, Research and Development Manager, for allegedly violating various California Penal Code Sections relating to the theft of trade secrets. The Company and the individuals above have pleaded not guilty and are awaiting further proceedings. The criminal complaint could result in criminal fines against the Company, as well as the potential incarceration of certain members of its management team. Such outcomes could result in canceled or postponed orders, increased future expenditures, the loss of management and other key personnel, additional shareholder litigation, loss of goodwill and would have other material adverse effects on the Company's business, financial position and results of operations.

SILVACO LITIGATION

In March 1993, Meta Software Inc., which the Company acquired in October 1996 and which is now a wholly owned subsidiary of the Company ("Meta"), filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representative agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owes Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, until July 1997, the Senior Vice President of the Company's Silicon Division, as a personal defendant, and further alleging defamation, interference with economic advantage, unfair competition and abuse of process by acts or statements made by Meta or its agents.

In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product develop-ment claim. Silvaco's claims based on the marketing program and abuse of process were dismissed. The Company filed an appeal on behalf of Shawn Hailey, and, if necessary, intends to file an appeal on its own behalf. A default judgment in the aggregate amount of $31.4 million was entered against the Company. As required, the Company posted a bond on behalf of itself and Shawn Hailey in excess of the amount necessary to satisfy the judgment. The bond is collateralized by a $23,583,000 letter of credit.

Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco. Meta believes it has substantial appellate issues which could cause the judgment to be remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, there can be no assurance that any such remedies will be successful. Although it is reasonably possible Meta will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would have a material adverse effect on the Company's business, financial condition and results of operations.

PESIC LITIGATION

In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action entitled PESIC ET AL. V. WHITE ET AL., No. 760469 in the Superior Court of California for Santa Clara County naming as defendants the Company (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Silvaco matter, described above. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. Avant! has answered the complaint, but no trial date has been set. The Company believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

MICROUNITY LITIGATION

On October 14, 1997, Microunity Systems Engineering, Inc. filed in the United States District Court for the Northern District of California a complaint against Precim Corporation ("Precim"), captioned MICROUNITY SYSTEMS ENGINEERING, INC. V. PRECIM CORP., No. C 97 20904 JW (PVT). Precim was a wholly owned subsidiary of Technology Modeling Associates, Inc., which was acquired by the Company in January 1998 (see Note 15). This lawsuit alleges liability for patent infringement, unfair competition and tortious interference with prospective economic advantage. The action requests unspecified damages and an injunction against Precim. Precim has accepted service of the complaint but has not yet responded. Precim believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Precim's defenses are unsuccessful, Precim may be required to pay damages to the plaintiffs, and such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations.

SECURITIES CLASS ACTION CLAIMS

On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against the Company. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against the Company for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of the Company's stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against the Company and six of its employees and/or officers. Plaintiff alleges that the Company and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. The Company moved to dismiss the Hoffman complaint for failure to state a claim, but the District Court in December 1997 denied the motion. The court also denied without prejudice plaintiff Hoffman's motion for appointment as lead plaintiff. Counsel for plaintiff has indicated that the stay of the Margetis securities class action pending resolution of the Cadence suit will likely apply to this securities action as well.

The Company believes it has defenses to all of the securities class action claims, described above, and intends to defend itself vigorously. There can be no assurance, however, that the Company's defenses will be successful. Although it is reasonably possible the Company will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss, either individually or in aggregate. In the event the Company's defenses are unsuccessful, the Company may be required to pay damages to the securities class action plaintiffs, and such a judgment would likely have a material adverse effect on the Company's business, financial condition and results of operations.


15. SUBSEQUENT EVENTS--
    BUSINESS COMBINATION

On January 16, 1998, Avant! acquired Technology Modeling Associates, Inc. (TMA) in a transaction accounted for as a pooling of interests. The Company has issued approximately 5,376,000 shares of its common stock valued at approximately $95,000,000 in exchange for all of the outstanding common stock of TMA. The Company also assumed approximately 1,022,000 in TMA stock options, thereby allowing TMA participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the merger.

The pro forma revenue, net income (loss), and net income (loss) per share for Avant! and TMA combined are as follows:

YEARS ENDED DECEMBER 31,                  1997           1996       1995
---------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
DEFERRED:
Pro Forma Revenue:
Avant!                                 $  147,348    $  106,087   $  68,868
TMA                                        17,038        17,959      12,593
                                       ------------------------------------
                                       $  164,386    $  124,046   $  81,461
                                       ------------------------------------
Pro Forma Net Income (Loss):
Avant!                                 $    6,541    $   12,484   $   8,350
TMA                                        (1,520)        1,224       1,282
                                       ------------------------------------
                                            5,021        13,708       9,632
Adjustment for deferred taxes                 424            --          --
                                       ------------------------------------
      Pro Forma Net Income             $    5,445    $   13,708   $   9,632
                                       ------------------------------------
   Earnings per share - Basic:
      Earnings per share               $     0.18    $     0.49   $    0.42
                                       ------------------------------------
      Total weighted average
      number of common
      shares outstanding                   31,073        27,954      23,128
                                       ------------------------------------
   Earnings per share - Diluted:
      Earnings per share               $     0.16    $     0.44   $    0.35
                                       ------------------------------------
      Total weighted average
      number of common
      and common equivalent
      shares outstanding                   33,074        30,877      27,286