Form 10-K, Exhibit 13
period 2000-12-31
AVANT CORP
filed 2001-04-02
CIK 943892

                                                           EXHIBIT 13.1


              PORTIONS OF THE 2000 ANNUAL REPORT TO STOCKHOLDERS  ----

Independent Auditors' Report.................................        1
Consolidated Statements of Earnings..........................        2
Consolidated Balance Sheets..................................        3
Consolidated Statements of Stockholders' Equity..............        4
Consolidated Statements of Cash Flows........................        5
Notes to Consolidated Financial Statements...................        6
Selected Quarterly Financial Data............................       18

INDEPENDENT AUDITOR'S REPORT

The Board of Directors

Avant! Corporation:

   We have audited the accompanying consolidated balance sheets of Avant! Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                                         /s/ KPMG LLP


Mountain View, California
February 12, 2001, except as to Note 16, which is as of March 23, 2001



                       CONSOLIDATED STATEMENTS OF EARNINGS

Years  Ended December 31, 2000, 1999 and 1998 (in thousands, except per share data)

                                                                              2000           1999           1998
                                                                          ----------     ----------     ---------

Revenue:
   Software                                                                 $222,459       $203,929      $168,848
   Services                                                                  135,641         99,691        79,482
                                                                          ---------------------------------------

      Total revenue                                                          358,100        303,620       248,330
                                                                          ---------------------------------------

Costs and expenses:
   Costs of software                                                           5,623          5,664         5,457
   Costs of services                                                          20,131         17,627        18,082
   Selling and marketing                                                     102,953         84,698        69,730
   Research and development                                                   84,237         71,430        62,896
   General and administrative                                                 39,556         37,653        27,808
   Merger and in-process research and development expenses                      (343)         5,902        22,015
   Litigation settlement                                                      47,500             --            --
                                                                          ---------------------------------------

      Total operating expenses                                               299,657        222,974       205,988
                                                                          ---------------------------------------

      Earnings from operations                                                58,443         80,646        42,342

Equity income from investments and joint ventures, net                        22,262          6,122           956
Interest income and other, net                                                 4,434          7,716         3,771
                                                                          ---------------------------------------

      Earnings before income taxes                                            85,139         94,484        47,069
Income taxes                                                                  32,280         37,864        24,491
                                                                          ---------------------------------------

      Net earnings                                                          $ 52,859       $ 56,620      $ 22,578

Earnings per share:
Basic                                                                       $   1.36       $   1.49      $   0.62
                                                                          ---------------------------------------
Diluted                                                                     $   1.32       $   1.42      $   0.59
                                                                          ---------------------------------------

Weighted average shares outstanding:
Basic                                                                         38,880         38,084        36,504
                                                                          ---------------------------------------
Diluted                                                                       39,966         39,746        38,454
                                                                          ---------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)                                                December 31,2000   December 31,1999
ASSETS

Current assets:
         Cash and cash equivalents                                                         $ 106,545        $  79,766
         Short-term investments                                                              143,871          124,630
         Restricted investments                                                               37,800           37,746
         Accounts receivable, net of allowances of $16,133 and $12,772, respectively          76,572           52,730
         Due from affiliates                                                                     812            4,555
         Deferred income taxes                                                                34,036           21,266
         Prepaid expenses and other current assets                                            11,853           15,111
                                                                                    ------------------------------------------
                  Total current assets                                                       411,489          335,804

Equipment, furniture and fixtures, net                                                        26,821           26,562
Deferred income taxes                                                                         25,994           22,789
Goodwill and other intangibles, net                                                           35,124           31,009
Investments and joint ventures                                                                49,144           18,233
Other assets                                                                                  13,318            1,130
                                                                                    ------------------------------------------
                  Total assets                                                             $ 561,890        $ 435,527
                                                                                    ------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                                                  $   9,982        $  11,075
         Accrued compensation                                                                 27,909           19,297
         Accrued income taxes                                                                 33,165           25,614
         Other accrued liabilities                                                            19,056           17,656
         Accrued litigation                                                                   47,500               --
         Deferred revenue                                                                     70,459           45,916
                                                                                    ------------------------------------------
                  Total current liabilities                                                  208,071          119,558
Other noncurrent liabilities                                                                   7,918            1,668
                                                                                    ------------------------------------------
                  Total liabilities                                                          215,989          121,226
                                                                                    ------------------------------------------
COMMITMENTS AND CONTINGENCIES

Stockholders' equity:
Series A convertible preferred stock, $.0001 par value; 5,000,000 shares
         authorized; none issued and outstanding                                                  --               --
Series A junior participating preferred stock, $.0001 par value, 75,000 shares
         authorized; none issued and outstanding                                                  --               --
Common stock, $.0001 par value; 75,000,000 shares authorized, 37,576,000
         and 38,874,000 shares issued and outstanding in 2000 and 1999, respectively               4                4
Additional paid-in capital                                                                   276,219          230,733
Stock-based compensation                                                                      (2,770)            (329)
Retained earnings                                                                            138,430           85,571
Other accumulated comprehensive gain/(loss)                                                      327           (1,678)
Treasury stock, at cost - 4,100,000 common shares at December 31, 2000                       (66,309)              --
                                                                                    ------------------------------------------
                  Total stockholders' equity                                                 345,901          314,301
                                                                                    ------------------------------------------
                  Total liabilities and stockholders' equity                               $ 561,890        $ 435,527
                                                                                    ==========================================

See accompanying notes to consolidated financial statements.

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                       Other
Years Ended December 31, 2000,             Common Stock     Additional                Accumulated
1999 and 1998                             ---------------    Paid-in    Stock-based  Comprehensive Retained
(in thousands)                            Shares   Amount    Capital    Compensation  Gain/(Loss)  Earnings
- ------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1997          36,303   $ 4      $204,600    $(2,698)     $ (71)         $ 6,373
    Comprehensive income:
    Net earnings                                                                                     22,578
    Unrealized gain on short-term
       investments, net of tax
       effects of $27                                                                   52
- ------------------------------------------------------------------------------------------------------------
    Comprehensive income
- ------------------------------------------------------------------------------------------------------------
       Stock issued under stock option
       plans, including tax benefits
       of $448                               536               2,021
    Stock issued under stock purchase
    plan                                     244               4,444
    Issuance of common stock                 320               4,838
    Repurchase of common stock            (1,185)
    Stock issued in connection with
      acquisitions                         1,256               2,433
    Employee stock-based compensation                            782       (782)
    Amortization of employee
       stock-based compensation                                 (914)     1,985
    Forgiveness and payment of
       notes receivables from
       stockholders                                                         189
- ------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1998          37,474   $ 4      $218,204    $(1,306)     $ (19)         $ 28,951
    Comprehensive income:
    Net earnings                                                                                      56,620
    Unrealized loss on short-term
       investments, net of tax effects
       of $479                                                                      (1,659)
- ------------------------------------------------------------------------------------------------------------
    Comprehensive income
- ------------------------------------------------------------------------------------------------------------
       Stock issued under stock option
       plans, net, including tax benefits
       of $3,688                             870               9,698
    Stock issued under stock purchase
    plan                                     163               1,685
    Issuance of common stock                 367                 876
    Employee stock-based compensation                            270       (270)
    Amortization of employee
       stock-based compensation                                           1,247
- ------------------------------------------------------------------------------------------------------------

Balances as of December 31, 1999          38,874   $ 4      $230,733    $  (329)   $(1,678)         $ 85,571
    Comprehensive income:
       Net earnings                                                                                   52,859
    Unrealized gain on short-term
       investments, net of tax
       effects of $1,203                                                             2,005
- ------------------------------------------------------------------------------------------------------------
    Comprehensive income
- ------------------------------------------------------------------------------------------------------------
       Stock issued under stock option
       plans, net, including tax
       benefits of $260                      575               5,474
    Stock issued under stock purchase
    plan                                     227               3,017
    Private placement of common stock      2,000              32,846
    Repurchase of common stock            (4,100)
    Stock options assumed in connection
    with acquisition                                             831
    Stock-based compensation                                   3,318     (3,318)
    Amortization of stock-based
    compensation                                                            877
- ------------------------------------------------------------------------------------------------------------
Balances as of December 31, 2000           37,576  $ 4      $276,219    $(2,770)   $   327          $138,430
- ------------------------------------------------------------------------------------------------------------



Years Ended December 31, 2000,                           Total
1999 and 1998                           Treasury      Stockholders'    Comprehensive
(in thousands)                           Stock           Equity           Income
- -------------------------------------------------------------------------------------

Balances as of December 31, 1997        $     --       $   208,208
    Comprehensive income:
    Net earnings                                            22,578        $ 22,578
    Unrealized gain on short-term
       investments, net of tax
       effects of $27                                           52              52
                                                                       --------------
    Comprehensive income                                                  $ 22,630
                                                                       --------------
       Stock issued under stock option
       plans, including tax benefits
       of $448                                               2,021
    Stock issued under stock purchase
    plan                                                     4,444
    Issuance of common stock                                 4,838
    Repurchase of common stock           (18,280)          (18,280)
    Stock issued in connection with
      acquisitions                        18,280            20,713
    Employee stock-based compensation
    Amortization of employee
       stock-based compensation                              1,071
    Forgiveness and payment of
       notes receivables from
       stockholders                                            189
- ---------------------------------------------------------------------

Balances as of December 31, 1998          $   --         $ 245,834
    Comprehensive income:
    Net earnings                                            56,620        $ 56,620
    Unrealized loss on short-term
       investments, net of tax effects
       of $479                                              (1,659)         (1,659)
                                                                       --------------
    Comprehensive income$                                                   54,961
                                                                       --------------
       Stock issued under stock option
       plans, net, including tax benefits
       of $3,688                                             9,698
    Stock issued under stock purchase
    plan                                                     1,685
    Issuance of common stock                                   876
    Employee stock-based compensation
    Amortization of employee
       stock-based compensation                              1,247
- ---------------------------------------------------------------------

Balances as of December 31, 1999          $   --         $ 314,301
    Comprehensive income:
       Net earnings                                         52,859        $ 52,859
    Unrealized gain on short-term
       investments, net of tax
       effects of                                            2,005           2,005
                                                                       --------------
    Comprehensive income                                                   $54,864
                                                                       --------------
       Stock issued under stock option
       plans, net, including tax
       benefits of $260                                      5,474
    Stock issued under stock purchase
    plan                                                     3,017
    Private placement of common stock                       32,846
    Repurchase of common stock           (66,309)          (66,309)
    Stock options assumed in connection with
    acquisition                                                831
    Stock-based compensation
    Amortization of stock-based
    compensation                                               877
- ---------------------------------------------------------------------

Balances as of December 31, 2000        $(66,309)      $   345,901
- ---------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2000, 1999 and 1998
(In thousands)
                                                                                               2000          1999           1998
                                                                                            ----------     ---------      ----------
Cash flows from operating activities:
Net earnings                                                                                $  52,859      $  56,620      $  22,578
Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization                                                         28,508         20,656         18,370
         Acquired in-process research and development                                             940           --           11,268
         Merger accruals                                                                       (2,165)          --             --
         Litigation settlement                                                                 47,500           --             --
         Amortization of stock- based compensation                                                877          1,247          1,740
         Write off of note receivable from stockholder                                           --             --              189
         Loss on disposal of assets                                                               275            517             18
         Equity income from investments and joint ventures                                    (22,261)        (6,122)          (956)
         Non cash charges related to TMA merger                                                  --             --            2,847
         Deferred income taxes                                                                (15,975)        (5,068)        (4,895)
         Tax (expense) benefit related to stock options                                          (260)         3,687            448
         Deferred rent                                                                          1,455            648            706
         Provision for doubtful accounts                                                        3,361          7,282          4,937
         Changes in operating assets and liabilities, net of effects from acquisitions:
                  Accounts receivable                                                         (21,851)       (22,047)       (15,312)
                  Due from affiliates                                                           3,743          4,392         (2,776)
                  Prepaid expenses and other assets                                            (9,626)         1,748         (2,029)
                  Accounts payable                                                             (2,220)         4,783         (1,294)
                  Accrued compensation                                                          8,612          9,188            619
                  Accrued income taxes                                                          7,250            157         18,628
                  Other accrued liabilities                                                     6,084          3,981         (6,744)
                  Deferred revenue                                                             23,538         13,302         11,143
                                                                                        --------------------------------------------
                           Net cash provided by operating activities                          110,644         94,971         59,485
                                                                                        --------------------------------------------
Cash flows from investing activities:
         Purchases of short-term investments                                                 (382,306)      (591,857)      (368,253)
         Maturities and sales of short-term investments                                       363,271        451,354        404,178
         Investments and joint ventures                                                        (8,751)          --          (10,935)
         Purchases of equipment, furniture, fixtures and other assets                         (10,210)        (7,249)        (8,283)
         Purchases of acquired entities                                                       (21,914)          --          (21,653)
                                                                                        --------------------------------------------
                           Net cash used in investing activities                              (59,910)      (147,752)        (4,946)
                                                                                        --------------------------------------------
Cash flows from financing activities:
         Principal payments under capital lease obligations                                      --             (602)          (989)
         Payments on notes payable                                                               --           (1,905)           (75)
         Proceeds from issuance of notes payable                                                 --             --              982
         Repurchase of common stock                                                           (66,309)          --          (18,280)
         Repayment (issuance) of notes receivable from officers                                   757            700         (2,300)
         Exercise of stock options                                                              5,734          6,011          1,573
         Issuance of common stock under employee stock purchase plan                            3,017          1,685          4,444
         Issuance of common stock, net                                                         32,846            478          4,304
                                                                                        --------------------------------------------
                           Net cash (used) provided by financing activities                   (23,955)         6,367        (10,341)
                                                                                        --------------------------------------------
Net increase (decrease) in cash and cash equivalents                                           26,779        (46,414)        44,198
Cash and cash equivalents, beginning of year                                                   79,766        126,180         81,982
                                                                                        --------------------------------------------
Cash and cash equivalents, end of year                                                      $ 106,545      $  79,766      $ 126,180
                                                                                        ============================================
Supplemental disclosures:
Cash paid during the year for:
         Interest                                                                           $     149      $     335      $     258
         Income taxes                                                                       $  37,384      $  35,003      $   8,873
                                                                                        --------------------------------------------
Noncash investing activities:
         Issuance of options to acquire Analogy                                             $     831           --             --
         Issuance of common stock to acquire interHDL                                            --             --        $  17,584
         Issuance of options to acquire ACEO and interHDL                                        --             --        $   3,129
                                                                                       --------------------------------------------

See accompanying notes to consolidated financial statements

1  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Avant! Corporation ("the Company" or "Avant!") develops, markets and supports software products that assist design engineers in the automated design, layout, physical verification and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Asia and Europe.

Principles of Presentation and Use of Estimates

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been restated to reflect the effect of the merger with Chrysalis Symbolic Design, Inc. ("Chrysalis"), Xynetix Design Systems Inc. ("Xynetix"), and Technology Modeling Associates, Inc. ("TMA") as pooling of interests. The Analogy, Inc. ("Analogy"), ACEO Technology, Inc. ("ACEO"), and interHDL Inc. ("interHDL") acquisitions were accounted for under the purchase method. Accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows prior to their acquisitions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION
Revenue principally consists of fees from the sale of perpetual and time-based license (TBL) agreements of the Company's software products and post-contract customer support (PCS). The Company classifies its revenues as either software or service revenues. Software revenue consists of perpetual licenses and an allocated portion of TBL revenue. Service revenue consists mainly of PCS under perpetual and TBL agreements.

SOFTWARE REVENUE
The Company recognizes revenue using the residual method pursuant to the requirements of Statement of Position No. 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements." Under the residual method, revenue is recognized in a multiple element arrangement when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (i.e., PCS) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met.

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable or that collectibility is not probable, the Company defers the revenue and recognizes the revenue when the arrangement fee becomes due and payable.

Revenues from TBL agreements are generally recognized ratably over the term of the license, as the license and PCS portions of the TBL agreements are bundled and not sold separately. Revenue is allocated between software and services based on the relative fair value of the elements. Certain of the Company's TBL arrangements include extended payment terms. Revenues from these contracts are recognized upon delivery of the products at the lesser of aggregate amounts due and payable or the ratable portion of the entire fee.

SERVICE REVENUE
PCS agreements generally call for the Company to provide technical support and software updates. Service revenue is recognized ratably over the term of the PCS agreement, on a straight-line basis when all revenue recognition requirements are met.

During the fourth quarter of fiscal 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). The adoption of SAB 101 did not have a material effect on the Company's consolidated financial position or results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents are stated at cost and consist of money market funds, certificates of deposit and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

Short-Term Investments

Short-term investments, which are classified as available-for-sale, consist of demand deposit investments in short-term debt securities, U.S. Government Agency debt securities, municipal/corporate auction preferred stock and municipal bonds, and are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information.

Foreign Currency Hedging Instruments

The Company transacts business in various foreign currencies. Accordingly, the Company is subject to exposure from adverse movements in foreign currency exchange rates. There were no foreign currency hedging contracts outstanding as of December 31, 2000. Net losses related to hedging contracts and foreign exchange transactions were $0.9 million in 1998 and were immaterial in 2000 and 1999.

The Company assesses the need to utilize financial instruments to hedge currency exposures on an ongoing basis. The Company does not use derivative financial instruments for speculative trading purposes, nor does the Company hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates. The Company regularly reviews its hedging program and may as part of this review determine at any time to change its hedging program.

Accounts Receivable and Deferred Revenue

Accounts receivable includes amounts due from customers for which revenue has been recognized. Deferred revenue includes amounts received from customers for which revenue has not been recognized.

Equipment, Furniture and Fixtures

Equipment, furniture and fixtures are stated at cost. Equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

Goodwill and Other Intangibles

Intangibles consist principally of goodwill representing the excess of the cost of a purchased business over the fair value of the net assets and other intangibles acquired. Generally, goodwill and other intangibles are amortized using the straight-line method over three to five years. As of December 31, 2000, goodwill and related intangibles totaled $67.7 million and accumulated amortization was $32.6 million. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable. If such circumstances arise, the Company would use an estimate of the undiscounted value of expected future operating cash flows to determine whether the goodwill is recoverable. If the goodwill is not recoverable, the carrying amount of the goodwill will be reduced to the undiscounted amount of expected future operating cash flows resulting in a charge to earnings.

The Company assesses the recoverability of its identifiable tangible and intangible assets under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. This statement requires identifiable tangible and intangible assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the carrying amount of that asset is reduced to the fair value, based on undiscounted future cash flows, resulting in a charge to earnings. During fiscal 2000, the Company has written off $2.1 million of certain identifiable intangible assets that related to workforce in place which as a result of employee turnover were deemed impaired.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

Net Earnings and Earnings per Share

Basic earnings per share is computed based on the weighted-average number of common shares outstanding during each year. Diluted earnings per share is based on the sum of the weighted-average number of common shares outstanding plus common stock equivalents arising out of employee stock options. Excluded from the computation of diluted earnings per share for the years ended December 31, 2000, 1999, and 1998, are options to acquire 1,374,902, 2,159,285 and 929,201 shares, respectively, of common stock with weighted-average exercise prices of $22.27, $19.72 and $25.08, respectively, because their effects would be anti-dilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years presented (in thousands, except per share data):


                                           Weighted
                                            Average
                                  Net        Shares       Earnings
                             Earnings   Outstanding      Per Share
- --------------------------------------  --------------------------------------
   2000
       Basic                 $52,859        38,880         $1.36
       Effect of dilution:
           Stock options                     1,086
- --------------------------------------  --------------------------------------
       Diluted               $52,859        39,966         $1.32
======================================  ==============  ======================
   1999
       Basic                 $56,620        38,084         $1.49
       Effect of dilution:
           Stock options                     1,662
- --------------------------------------  --------------  ----------------------
       Diluted               $56,620        39,746         $1.42
======================================  ==============  ======================
   1998
       Basic                 $22,578        36,504         $ .62
       Effect of dilution:
           Stock options                     1,950
- ---------------------------------------  -------------  ----------------------
       Diluted               $22,578        38,454         $ .59
=======================================  =============  ======================

                                       7

Stock Option and Stock Purchase Plans

The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant when the current market price of the underlying stock exceeds the exercise price. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

In March 2000, FASB issued FASB Interpretation (FIN) 44, Accounting for Certain Transactions involving Stock Compensation, which clarifies the application of APB 25 for certain issues. The interpretation was effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which are effective after December 15, 1998. There was no material impact on the Company's consolidated financial statements as a result of adopting the interpretation.

Foreign Currency Translation

The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars were not material for any period presented and are included in the statement of earnings.

Advertising Expense

The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $3.2 million, $4.9 million and $5.8 million during the years ended December 31, 2000, 1999, and 1998 respectively.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting For Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In June 1999, the FASB issued Statement No. 137, Accounting For Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 defers the effective date of Statement No. 133 for one year. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption of these statements did not have a significant impact on the Company's financial condition or results of operations.

Reclassification

Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

2 FINANCIAL INSTRUMENTS

Cash Equivalents and Investments

All short-term and restricted investments have been classified as available-for-sale securities. As of December 31, 2000, cash equivalents consist primarily of money market funds. Cash equivalents and short-term investments consist of the following as of December 31, (in thousands):


                                            2000          1999
                                         ---------     ----------
Cash equivalents                         $  86,195     $  64,738
Short-term debt securities                  11,120         8,472
U.S. government agency debt securities      19,234        53,037
Municipal bonds                            151,317       100,867
                                         ---------     ----------
   Total financial instruments           $ 267,866     $ 227,114
                                         ---------     ----------
Reported as:
Cash equivalents                         $  86,195     $  64,738
Short-term investments                     143,871       124,630
Restricted investments                      37,800        37,746
                                         ---------     ----------
                                         $ 267,866     $ 227,114
                                         =========     ==========

In connection with the legal proceedings in Note 15 the Company is required to maintain cash equivalents and short-term investments of $37.8 million.

The cost of the securities held is based on the specific identification method. The carrying value of cash and cash equivalents and short-term investments approximate the fair value (based on quoted market prices) of such investments. Accordingly, unrealized gains net, at December 31, 2000 were $0.7 million and unrealized losses at December 31, 1999 were $1.3 million respectively. As of December 31, 2000, the underlying maturities of financial instruments are $155.6 million within one year, and $112.3 million from 2002 to 2003.

3 EQUIPMENT, FURNITURE AND FIXTURES

As of December 31, equipment, furniture and fixtures consisted of the following (in thousands):


                                                   2000         1999
                                                 --------     --------
Furniture and fixtures                           $  9,854     $  8,473
Equipment                                          47,341       32,572
Leasehold improvements                             12,172       11,487
                                                 --------     ---------
                                                   69,367       52,532
Less accumulated depreciation and amortization    (42,546)     (25,970
                                                 --------     ---------
                                                 $ 26,821     $ 26,562
                                                 ========     =========

4 MERGERS AND ACQUISITIONS

On March 22, 2000, the Company completed its acquisition of Analogy for approximately $32.1 million including $7.3 million of liabilities assumed and $0.8 million related to the fair value of options assumed. Analogy is a leader in mixed-signal and mixed-technology simulation, analysis and design. The Company paid $24.0 million in cash to acquire all of the outstanding shares of Analogy. As part of the acquisition, the Company expensed $0.9 million of acquired in-process research and development expenses and paid $0.9 million in severance. The in-process research and development amount was expensed, as the underlying technology had not reached technological feasibility and, in management's opinion, had no alternative future use.

The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of Analogy are included in the consolidated financial statements from the date of acquisition. Pro forma consolidated information is not presented as it is not deemed material. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair market values at the date of acquisition, as summarized below (in thousands):


Current assets (including cash and cash equivalents of $2,086)     $ 8,057
Long term asset                                                      2,473
In-process research and development                                    940
Developed technology and other intangibles                           9,609
Goodwill                                                            11,060
                                                                   -------
                                                                   $32,139
                                                                   -------

The amounts allocated to technology were estimated using an income approach applied to specifically identified technologies acquired. In-process technology was expensed upon acquisition because technological feasibility had not been established and no alternative future uses existed. Amounts allocated to developed technology and other intangibles are being amortized on a straight-line basis over three years. Goodwill is being amortized on a straight-line basis over five years.

On August 20, 1999, Avant! acquired Chrysalis, which designs, develops and sells software products that assist designers of complex and application-specific integrated circuits in the validation and verification of electronic designs, for approximately $42 million by issuing approximately 3,042,000 shares of Avant! common stock in a merger exchange for all of the outstanding stock of Chrysalis. The Company also assumed Chrysalis stock options representing the right to purchase 446,370 shares of Avant! common stock at a weighted average exercise price of $3.99 per share and assumed Chrysalis warrants representing the right to purchase 116,213 shares of Avant! common stock at a weighted average exercise price of $14.25 per share. As of December 31, 1999, all the related warrants had been exercised or expired.

In connection with the acquisition, the Company incurred expenses of $4.4 million, including fees to professional advisors and others totaling $2.0 million, $1.2 million of personnel-related and $1.2 million other costs. Substantially all of the Company's expenses related to the Chrysalis acquisition consisted of cash expenditures. As of December 31, 1999 the unpaid merger related expenses were $3.2 million of which $1.6 million was related to professional advisors costs and $1.6 million was related to personnel and other costs. All merger expenses were paid as of December 31, 2000.

On August 6, 1999, Avant! acquired Xynetix, which develops electronic design automation software for advanced integrated circuits packaging and complex system design, for approximately $19 million by issuing approximately 1,441,000 shares of Avant! common stock in a merger exchange for all of the outstanding stock of Xynetix. The Company also assumed outstanding Xynetix stock options representing the right to purchase 126,492 shares of Avant! common stock at a weighted average exercise price of $1.86 per share.

In connection with the acquisition, the Company incurred expenses of approximately $1.5 million, including professional fees totaling $0.6 million, and facilities costs of $0.5 million and other costs of $0.4 million. Substantially all of the Company's expenses related to the Xynetix acquisition consisted of cash expenditures. As of December 31, 1999 the unpaid merger related expenses were $1.0 million of which $0.4 million was related to professional fees and $0.6 million was related to facilities and other costs. All merger expenses were paid as of December 31, 2000.

During the quarter ended June 30, 2000, the Company completed its analysis of the remaining liabilities that related to the August 1999 acquisitions of Chrysalis and Xynetix and determined that $2.2 million of accrued merger related expenses related to these acquisitions were no longer required. Accordingly, these amounts were reversed in the second quarter of 2000.

Both acquisitions were accounted for using the pooling of interests accounting method. Accordingly, the Company's consolidated financial statements have been restated to include the financial position and results of operations for Chrysalis and Xynetix for all periods presented. Summarized below are revenue and net earnings for the separate entities, Avant!, Chrysalis and Xynetix, and combined amounts presented in the accompanying consolidated financial statements (in thousands):


                                       (Unaudited)
                                    Nine Months Ended      Year Ended
                                      September 30,       December 31,
                                          1999                1998
                                    -----------------    -------------
Revenue:
Avant!                                 $ 207,911           $ 227,141
Chrysalis                                 10,608              14,009
Xynetix                                    3,994               7,180
                                       ----------         ----------
                                       $ 222,513           $ 248,330
                                       ==========         ==========
Net earnings (losses):
Avant!                                 $  39,586           $  27,163
Chrysalis                                   (632)               (692)
Xynetix                                   (2,955)             (4,840)
                                       ----------          ---------
                                          35,999              21,631
Adjustment for deferred taxes                602                 947
                                       ----------         ----------
Net earnings                           $  36,601           $  22,578
                                       ==========         ==========

On November 19, 1998, the Company acquired ACEO for approximately $6.1 million in cash, 99,995 stock options with a fair value of $0.9 million, and direct acquisition costs of $0.2 million. Fair value of stock options are calculated using the Black-Scholes model with the following assumptions: expected volatility of 74%, risk-free interest rate of 5.29%, expected lives of 4 years and no dividend yield. The net tangible assets of $1.33 million assumed were allocated as follows: $1.31 million to current assets and $0.02 million to equipment, furniture and fixtures. The allocation of the excess purchase price over the net tangible assets assumed was $5.9 million of which, based on management's estimates prepared in conjunction with a third party valuation consultant, $1.33 million was allocated to purchased in-process research and development and $4.6 million was allocated to other intangible assets. Amounts allocated to other intangibles include franchise trade names of $0.5 million, existing technology of $3.6 million, workforces of $0.2 million and goodwill of $0.4 million, and are being amortized over five years. Purchased in-process research and development includes the value of products in the development stage that are not considered to have reached technological feasibility and to have no alternative future use. Accordingly, this item was expensed upon consummation of the acquisition. The results of operations of ACEO and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition.

On November 13, 1998, the Company acquired interHDL for approximately $13.7 million in cash, 1,256,026 shares of its common stock with a value of $17.6 million, 378,366 stock options with a fair value of $2.2 million, and direct acquisition costs of $1.5 million. Fair value of stock options are calculated using the Black-Scholes model with the following assumptions: expected volatility of 74%, risk-free interest rate of 5.29%, expected lives of 4 years and no dividend yield. The net tangible assets of $1.9 million assumed were allocated as follows: $3.6 million to current assets, $0.1 million to equipment, furniture and fixtures and $1.8 million to assumed liabilities. The allocation of the excess purchase price over the net tangible assets assumed was $33.1 million of which, based on management's estimates prepared in conjunction with a third party valuation consultant, $10.0 million was allocated to purchased in-process research and development and $23.1 million was allocated to other intangible assets. Amounts allocated to other intangibles include franchise trade names of $1.8 million, existing technology of $5.8 million, workforces of $0.5 million and goodwill of $15.0 million, and are being amortized over five years. Purchased in-process research and development includes the value of products in the development stage that are not considered to have reached technological feasibility and have no alternative future use. Accordingly, this item was expensed upon consummation of the acquisition. The results of operations of interHDL and the estimated fair value of assets acquired and liabilities assumed are included in the Company's financial statements from the date of acquisition.

The unaudited pro forma consolidated results of operations of the Company, ACEO and interHDL for the years ended December 31, after giving effect to the poolings of Xynetix and Chrysalis in 1999, are as follows (in thousands, except per share data):

Caption

                                                 1999             1998
                                               ---------      ----------
Pro forma revenue                              $ 252,689       $ 184,766
Pro forma net earnings (losses)                $  15,491       $  (2,499)
Pro forma basic earnings (loss) per share      $    0.42       $   (0.07)
Pro forma diluted earnings (loss) per share    $    0.40       $   (0.07)
                                               ---------       ----------

Included in the combined pro forma net earnings amounts are amortization of goodwill and other intangibles over the expected useful lives of five years and related tax benefit. Write off of in-process research and development is excluded from the pro forma calculation.

In connection with the merger with ACEO and interHDL, the Company incurred direct transaction costs and merger-related integration expenses of approximately $0.2 million and $1.5 million, respectively. Expense incurred for the ACEO acquisition consists of transaction fees for attorneys and accountants of approximately $0.19 million and charges for the elimination of duplicate facilities of approximately $0.04 million. Expense incurred for the interHDL acquisition consists of transaction fees for investment bankers, attorneys, and accountants of approximately $0.9 million and charges for the elimination of duplicate facilities of approximately $0.6 million. All of the $0.2 million and $1.5 million merger related costs for ACEO and interHDL, respectively, are related to cash expenditures. As of December 31, 1999, substantially all of the amounts had been paid.

On January 16, 1998, Avant! acquired TMA in a transaction accounted for as a pooling of interests. The Company issued approximately 5,396,000 shares of its common stock valued at approximately $95.0 million in exchange for all of the outstanding common stock of TMA. The Company also assumed approximately 1,141,000 in TMA stock options, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the merger. In connection with the merger with TMA, the Company incurred direct transaction costs and merger-related integration expenses of approximately $10.7 million, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and stockholder meetings of approximately $5.4 million, charges for the elimination of duplicate facilities of approximately $2.2 million and severance costs and certain other related costs of approximately $3.1 million in the first quarter of 1998. Of the $10.7 million of merger related costs, approximately $7.9 million related to cash expenditures while approximately $2.8 million related to non-cash charges. As of December 31, 1998, there were no material remaining accrued liabilities relating to the 1998 merger.

5  LITIGATION SETTLEMENT

In March 2001, the Company reached an agreement with attorneys for the plaintiffs to settle the two class action stockholder lawsuits that are currently pending against the Company. Under the terms of the two tentative settlements, Avant! will pay $47.5 million in cash to the plaintiff's classes, which will dismiss all of their claims against the Company with prejudice. The proposed agreement is subject to the execution of definitive settlement documents, court approval and certain other contingencies following notice to the affected shareholders. The two lawsuits, brought by Paul and Helen Margetis and by Joanne Hoffman on behalf of certain purchasers of Avant! common stock, were filed in the United States District Court for the Northern District of California in 1995 and 1997, respectively. In accordance with Statement of Financial Accounting Standards No. 5 Accounting for Contingencies, the Company recognized this tentative agreement as a special item in the fourth quarter of 2000.

6 STOCKHOLDERS' EQUITY

Stock Repurchase Programs

In July 1998, the Board of Directors authorized the purchase of up to 2,000,000 shares of the Company's stock. Prior to November 1998, under this stock repurchase program the Company repurchased approximately 1,185,000 shares at prices ranging from $12.00 to $17.00 per share. In November 1998, the Company reissued all of the treasury shares in connection with the 1,256,000 shares issued in the acquisition of interHDL.

On April 18,2000, the Company announced that its Board of Directors approved a new stock repurchase program. Under the terms of the program, Avant! may purchase up to 6 million shares of its outstanding common stock in the open market or in privately negotiated transactions. As of December 31, 2000 the Company has repurchased 4.1 million shares of its common stock for an aggregate amount of approximately $66.3 million. The repurchased shares will be available for general corporate purposes, including issuance of shares under the stock option and stock purchase plan programs and for other corporate purposes.

Stockholder Rights Plan

The Company's Stockholder Rights Plan adopted September 4, 1998, is intended to protect stockholders from unfair or unfriendly takeover practices. In accordance with this plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock held as of October 2, 1998, and on each share of common stock issued by the Company thereafter. Each right entitles the registered holder to purchase from the Company a one one-thousandth share of preferred stock at $100. The rights become exercisable in certain circumstances; including upon an entity acquiring or announcing the intention to acquire beneficial ownership of 15 percent or more of the Company's common stock without the approval of the Board of Directors or upon the Company being acquired by any person in a merger or business combination transaction. The rights are redeemable by the Company prior to exercise at $0.01 per right and expire on September 4, 2008.

Stock Option/Issuance Plan

In April 1995, the Company approved the 1995 Stock Option/Stock Issuance Plan ("the 1995 Plan"). The 1995 Plan is the successor to the 1993 Stock Option/Stock Issuance Plan and has terms similar to those of the 1993 Plan.

The 1995 Plan has three separate equity programs: the Discretionary Option Grant Program, the Stock Issuance Program and the Automatic Option Grant Program. Eligible participants in the Discretionary Option Grant and Stock Issuance Programs are employees, non-employee members of the Board of Directors or the Board of Directors of any subsidiary and consultants and other independent advisors who provide services to the Company. The term of the options granted under the Discretionary Option Grant Program is generally ten years with a typical vesting requirement of 25% after one year of service and monthly thereafter, fully vesting upon completion of the fourth year of service.

The 1995 Plan Automatic Option Grant Program provides for automatic nonstatutory option grants to non-employee members of the Board of Directors. Eligible directors receive an option to purchase 20,000 shares on the date of his or her appointment to the Board of Directors. In addition, at each annual stockholders' meeting, each individual who continues to serve as a non-employee member of the Board of Directors after the meeting receives an option grant to purchase 5,000 shares of common stock provided such individual has served as an non-employee director for at least six months prior to the date of the meeting. Options granted under the Automatic Grant Program are immediately exercisable. However, any shares purchased under an option granted under the Automatic Grant Program are subject to a repurchase right by the Company upon termination of the grantee's service to the Company. With respect to a non-employee director's initial grant of an option to purchase 20,000 shares, the Company's repurchase right lapses with respect to 25% of the shares on each of the four anniversaries of the director's continued service to the Company after the option grant date. As of December 31, 2000, 1999 and 1998 there were no shares of common stock subject to repurchase.

In July 2000, the Company approved the 2000 Stock Option/Stock Issuance Plan ("the 2000 Plan"). The 2000 Plan is the successor to the 1995 Plan and has terms similar to those of the 1995 Plan.

The 2000 Plan has two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Eligible participants in the Discretionary Option Grant and Stock Issuance Programs are employees, non-employee members of the Board of Directors or the Board of Directors of any subsidiary and consultants and other independent advisors who provide services to the Corporation (or any subsidiary). The terms of the options granted under the Discretionary Option Grant Program are generally the same as the terms established in the 1995 Plan.

On February 27, 1998, the Board of Directors approved a stock option repricing program whereby each eligible stock option was amended to have an exercise price equal to $13.9375, if elected by employees. As a result, approximately 1,919,000 options were amended by eligible employees for an equal number of repriced options. All other terms of the options, including expiration dates, remain substantially the same.

In connection with the mergers and acquisitions discussed in Note 4, various option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the mergers.

The Company applies APB Opinion No. 25 in accounting for its stock option and purchase plans and accordingly no compensation expense has been recognized for its stock options in the accompanying financial statements, except that, as of December 31, 2000 the Company has recorded deferred compensation of $0.9 million, representing the difference between the exercise price and the fair value of the underlying common stock for options issued to certain employees and consultants of the Company. The deferred compensation will be amortized to compensation expense over the period during which the options become exercisable, generally four years. Had the Company determined compensation expense based on the fair value at the grant date for its stock plans under SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (in thousands, except per share data):

                                             2000          1999        1998
                                           -------        -------     -------
Net earnings as reported                   $52,859        $56,620     $22,578

   Additional compensation
   cost resulting from:

   Stock options, including the effects
      of option repricing in 1998          (12,781)      ( 11,178)    (11,054)
   Employee stock purchase plan (Note 8)      (597)         ( 664)      ( 233)
                                          --------      ---------     -------
   Pro forma                               $39,481        $44,778     $11,291
                                          ========      =========     =======
Basic earnings per share
   As reported                             $  1.36        $  1.49     $  0.62
   Pro forma                               $  1.02        $  1.18     $  0.31
Diluted earnings per share
   As reported                             $  1.32        $  1.42     $  0.59
   Pro forma                               $  0.99        $  1.18     $  0.31

The fair value of each option and  purchase  right is  estimated  on the date of
grant  using  the   Black-Scholes   option-pricing   model  with  the  following
weighted-average assumptions:

                                       2000       1999       1998
                                      ------     ------     ------
Stock Option Plan:
Expected life (years)                  3.77       4.32       3.81
Risk-free interest rate                6.22%      5.61%      5.29%
Volatility                               87%        72%        74%
Dividend yield                            0%         0%         0%

Stock Purchase Plan:
Expected life (years)                   0.5        0.5        0.5
Risk-free interest rate                5.73%      4.86%      5.27%
Volatility                               87%        72%        74%
Dividend yield                            0%         0%         0%

                                       12

The following table summarizes options outstanding under the various stock option plans at December 31, 2000, 1999 and 1998 and changes during the years ended on these dates (in thousands, except per share data):

                                        Options Outstanding

                                                           Weighted-
                                                            average
                                           Options       exercise price
                                           --------      --------------
Balances, December 31, 1997                  5,770       $    16.28
Granted and assumed                          4,293       $    12.05
Exercised                                     (536)      $     2.93
Canceled                                    (2,611)      $    22.23
                                           --------
Balances, December 31, 1998                  6,916       $    12.44
Granted and assumed                            882       $    14.84
Exercised                                     (898)      $     6.73
Canceled                                    (1,096)      $    10.53
                                           --------

Balances, December 31, 1999                  5,804       $    14.06
Granted and assumed                          2,199       $    14.05
Exercised                                     (742)      $     7.58
Canceled                                      (821)      $    15.55
                                           --------

Balances, December 31, 2000                  6,440       $    14.99
                                           =======

                                                   2000     1999     1998
                                                 --------  ------- -------
Weighted average fair value of options granted   $   8.98  $ 8.90   $5.98

The following table summarizes information about stock options outstanding as of December 31, 2000:



                                 Options outstanding                     Options exercisable
                          -------------------------------    ---------------------------------------
                                              Weighted-
                                              average        Weighted-                     Weighted-
                          Number              remaining      average     Number            average
                          outstanding         contractual    exercise   exercisable        exercise
Range of exercise price   (in thousands)      life (yrs)     price      (in thousands)     price

Below $10.88                      768           6.6           $ 6.81         436            $ 6.27
$10.92-$13.00                     936           8.7            12.77         504             12.79
$13.03-$13.22                     152           7.0            13.07         111             13.08
$13.60-$13.93                   1,363           6.7            13.93       1,042             13.93
$14.18-$15.00                     757           9.2            14.47          78             14.33
$15.08-$15.50                   1,171           7.7            15.32         543             15.39
$15.87-$19.43                     716           7.0            18.03         459             18.16
$21.60-$41.50                     577           6.4            28.68         479             29.70
                                -------------------           ------------------------------------
$0.01-$41.50                    6,440           7.5           $14.99       3,652            $15.66
                                ===================           ====================================




7 SHARE PLACEMENT

On July 17, 2000, the Company completed the sale of two million newly issued shares of common stock to Metchem Engineering S.A. The shares were priced at $17.03 per share, reflecting a 5% discount from the average closing price of the five trading days prior to the date of the sale and purchase agreement. Net proceeds from the placement were $32.8 million.

8 EMPLOYEE BENEFIT PLANS

Executive Deferred Compensation Plan

During the fourth quarter of 1999, the Company adopted an Executive Deferred Compensation Plan which permits eligible executive employees to supplement their retirement income through deferral of pre-tax income. The Chief Executive Officer ("CEO"), at his discretion, determines those employees who are eligible to participate in the plan.

401(k) Plan

The Company has a 401(k) retirement savings plan covering substantially all employees in the United States. The Company's matching contributions amounted to $3.3 million, $2.3 million and $2.1 million for 2000, 1999 and 1998, respectively.

Employee Stock Purchase Plan

The Company has a Qualified Employee Stock Purchase Plan ("Stock Purchase Plan"), which currently permits eligible employees to purchase common stock of the Company. The Stock Purchase Plan is qualified under Section 423 of the Internal Revenue Code of 1986, as amended. Under the Stock Purchase Plan, during six-month offering periods, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. Under the Stock Purchase Plan, the Company sold 227,000, 163,000 and 244,000 shares to employees in 2000, 1999 and 1998, respectively.

The fair value of employee purchase rights, for purposes of SFAS No. 123 disclosure was estimated using the Black-Scholes model. The weighted average fair value of those purchase rights (including the 15% discount to the fair value of the Company's common stock) granted in 2000, 1999 and 1998 were $6.77 , $4.26, and $5.09, respectively (see Note 6).

9 INCOME TAXES

The components of the Company's earnings before income taxes for the years ended December 31, are as follows (in thousands):

                        2000              1999             1998
                        ----              ----             ----
United States       $  76,476         $  89,781        $ 40,761
Foreign                 8,663             4,703           6,308
                   ----------         ---------        --------
   Total            $  85,139         $  94,484        $ 47,069
                   ----------         ---------        --------

The components of income tax expense (benefit), as presented in the accompanying consolidated statements of earnings, are comprised of federal taxes, state taxes and certain foreign taxes. The components of income taxes as of December 31, are as follows (in thousands):


                                     2000       1999          1998
                                     ----       ----          ----
Provision for income taxes:
Current:
   Federal                      $  34,817   $  29,896    $  19,284
   Foreign                          5,237       2,591        5,125
   State                            7,941       6,757        4,529
                                  ---------  ----------  ------------
      Total                        47,995      39,244       28,938
                                  ---------  ----------  ------------
Deferred:
   Federal                        (12,948)     (1,653)      (4,264)
   State                           (3,027)     (3,415)        (631)
                                  ---------  ----------  ------------
      Total                       (15,975)     (5,068)      (4,895)
                                  ---------  ----------  ------------

Charge in lieu of taxes attributable
   to employee stock plans            260       3,688          448
                                 ---------  ----------  ------------

Total provision for income taxes $ 32,280   $  37,864    $  24,491
                                 =========  ===========  ============

The Company's effective tax rate differs from the federal statutory income tax rate of 35% as follows (in thousands):

                                              2000       1999       1998
                                              ----       ----       ----
Income tax expense at statutory rate     $  29,799   $  33,068  $  18,146
State tax expense, net                       4,862       5,745      2,709
Nondeductible merger costs                   2,894       3,698      8,335
Tax exempt income                           (1,670)       (996)     ( 474)
Tax credits                                 (3,851)     (2,548)    (3,734)
Foreign sales corporation                   (1,453)     (1,514)    (1,218)
Foreign taxes                                 (183)         58        847
Non-cash stock compensation                    534         227        758
Equity investment in foreign companies      (1,197)       (272)      (384)
Other                                        2,545         398       (494)
                                         ----------  ---------  -----------
   ACTUAL INCOME TAX EXPENSE             $  32,280   $  37,864  $  24,491
                                         ==========  =========  ===========

The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, are as follows (in thousands):

                                                  2000          1999
                                                  ----          ----
Deferred tax assets:
   Accrued liabilities                          $28,556      $ 5,556
   Accrual to cash adjustment                                    292
   Allowance for doubtful accounts                5,966        5,059
   Net operating loss carryforwards               5,090        9,116
   Deferred revenue                               9,821        7,058
   Property and equipment, principally
      due to depreciation                           164
   Purchased technology                          19,287       17,516
   Tax credit carryforwards                       1,210        3,701
   Other                                             --          413
                                                ---------  ----------
      Total gross deferred tax assets            70,094       48,711
      Deferred tax asset valuation allowance        (57)      (2,188)
                                                ---------  ----------
                                                 70,037       46,523
                                                ---------  ----------
Deferred tax liabilities:
   Unrealized gain on venture
      capital investments                       (10,007)      (2,330)
   Property and equipment, principally
      due to depreciation                            --         (138)
                                                ---------  ----------
Net deferred tax assets                         $60,030      $44,055
                                                =========  ==========

The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was a reduction of $2.1 million and zero, respectively.

   The Company had net operating loss carryforwards of $17.9 million for U.S. federal income tax purpose as of December 31, 2000, expiring through the year 2020. The Company acquired these net operating loss carryforwards as a result of the mergers with Chrysalis and Xynetix. The Company also acquired state net operating loss carryforwards for various states in various amounts as a result of the mergers with Chrysalis and Xynetix.

As of December 31, 2000, the Company had foreign tax credit carryforwards of $0.2 million. The Company also had research credit carryforwards of approximately $1.0 million.

Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses and research and development credits that can be carried forward may be impaired or limited in certain circumstances. Events which may cause changes in the Company's net operating loss and research and development credit carryovers include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. The Company experienced several of such changes due to merger activities; therefore, its ability to utilize a portion of the total carryforwards may be subject to limitations.

The change in ownership limitations discussed above raises uncertainty regarding the realization of the tax credit carryforwards. As a result, management

[side bar]


NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

December  31,  2000,  1999 and  1998
has established a valuation allowance for deferred tax assets of $0.1 million as of December 31, 2000.

10 CONCENTRATIONS OF CREDIT RISK
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of investments and trade accounts receivable.

The Company invests in a variety of financial instruments issued by high credit quality institutions. Markets for these securities generally are highly liquid, and therefore bear minimal risk. Management regularly monitors the composition and maturity of these securities. The Company, by policy, limits the amount of credit exposure to any one financial institution, or commercial or municipal issuer. The Company has not experienced any material losses on its investments.

To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $16.1 million and $12.8 million as of December 31, 2000 and 1999, respectively.


11 RELATED PARTY TRANSACTIONS

Included in current assets as of December 31, 2000 and 1999 was $0.8 million and $1.6 million respectively of notes receivable due from officers and a former officer.

The Company entered into certain joint ventures in Japan and Korea for the purpose of consolidating distribution in the two countries and entered into a limited partnership which invests primarily in technology start up companies. See Note 13.


12 SEGMENT INFORMATION

The Company has adopted the provisions of SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

The Company's chief operating decision-maker is considered to be the CEO. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statement of earnings. Therefore, the Company operates in a single operating segment: electronic design automation software and services.

Revenue and asset information regarding operations in the different geographic regions is as follows (in thousands):

                             NORTH AMERICA EUROPE     ASIA   CONSOLIDATED
Revenues:
   2000                        $244,704   $40,739    $72,657   $358,100
   1999                        217,224     31,262    55,134     303,620
   1998                        172,548     30,204    45,578     248,330
Identifiable assets:
   As of December 31, 2000     $420,827   $77,543    $63,520   $561,890
   As of December 31, 1999     411,571     14,408     9,548     435,527
Long-lived assets:
   As of December 31, 2000     $20,898    $ 1,546    $4,377    $ 26,821
   As of December 31, 1999      24,472        608     1,482      26,562

In fiscal 2000, 1999, and 1998, no single customer accounted for 10% or more of the Company's revenues.


13 INVESTMENTS AND JOINT VENTURES

The Company's investments and joint ventures consisted of the following as of December 31:

                                                2000          1999
                                                ----          ----
Investment in Forefront                    $   34,416   $   15,577
Investment in SMIC                              7,500           --
Other                                           7,228        2,656
                                           -----------  -----------
   Total investments and joint ventures    $   49,144   $   18,233
                                           ===========  ===========

The Company has entered into joint ventures with Maingate Electronics, KK ("Maingate") of Japan and Davan Tech Co., Ltd, ("Davan Tech") of Korea. The joint ventures were formed for the purpose of consolidating distribution in their respective countries. At December 31, 2000 the Company owned 35% and 19.4% of Maingate and Davan Tech, respectively, and accounted for them by the equity method. The Company's share of equity earnings are included in the accompanying consolidated statement of earnings as equity income from investments and joint ventures. The Company's Chief Executive Officer owns 40% of Maingate and 8.2% of Davan Tech. The Company's Executive Operating Officer, Operations, owns 2% of Maingate and the remaining 23% is owned by a private investment fund whose owners include other current directors and executives of the Company. Subsequent to year end, Maingate repurchased 20% of its outstanding shares from the Company that had the effect of

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

December  31,  2000,  1999 and  1998
reducing the Company's ownership in Maingate to 18.8%, and increasing the Chief Executive Officer's and the Executive Operating Officer's ownership to 50.0% and 2.5%, respectively.

The Company recognizes software license revenue sold to these joint ventures when cash is collected by the joint ventures from the end users or by the Company. Revenues from sales to Maingate and Davan Tech during 2000 were $25.5 million and $4.6 million, respectively. Revenues from sales to Maingate and Davan Tech during 1999 were $16.8 million and $2.2 million, respectively. Revenues from sales to Maingate and Davan Tech during 1998 were $14.3 million and $0.9 million, respectively. At December 31, 2000, due from affiliates included trade receivables of $0.8 million from Davan Tech. At December 31, 1999, due from affiliates included trade receivables of $2.7 million from Maingate, $1.9 million from Davan Tech of which $1.0 million was a loan to Davan Tech made during 1998. The terms on the due from affiliates balances are consistent with all other trade receivables.

   The following table presents the sources of related party revenues for Maingate and Davan Tech (in thousands):

                          2000        1999         1998
                          ----        ----         ----
Product Revenue        $16,110     $11,851      $10,436
Service Revenue         13,976       7,114        4,770
                       ---------  ---------  ------------
   Total               $30,086     $18,965      $15,206
                       ---------  ---------  ------------

During 1998, the Company invested $10 million into Forefront Venture Partners L.P. ("Forefront"), a limited partnership which invests primarily in high technology start-up companies. This investment represented 53.9% ownership of the partnership. The partnership is controlled and managed by a General Partnership; a member of this partnership is a board member of the Company. The Company accounts for this investment by the equity method because the Company does not control Forefront. During the years ended December 31, 2000 and 1999, the Company recorded $18.8 million and $5.7 million equity income, respectively related to Forefront which consisted primarily of unrealized appreciation of the venture capital investments. The Company did not record any equity income related to Forefront in 1998. The Company believes that due to the nature of venture capital investing, its investment in Forefront will be subject to significant fluctuation which may result in the Company recording significant income and losses in the future.

The Company's equity income of $22.3 million, $6.1 million and $1.0 million in 2000, 1999, and 1998, respectively, represented the Company's share of equity interest in investments in Maingate, Davan Tech and Forefront.

14 COMMITMENTS

OPERATING LEASES

The Company generally leases all its facilities under noncancelable operating lease agreements which expire over the next eleven years. Rental expense incurred by the Company under operating lease agreements totaled $10.8 million, $7.8 million and $8.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Future annual minimum lease payments under noncancelable operating leases for the years ended December 31, are as follows (in thousands):


2001                                                $      6,769
2002                                                       5,968
2003                                                       5,612
2004                                                       4,646
2005                                                       3,854
Thereafter                                                22,273
                                                    ------------
                                                    $     49,122
                                                    ============

The Company subleases certain of its facilities under noncancelable operating sublease agreements which expire over the next four years. The minimum operating lease payments have not been reduced by the minimum sublease rentals of $4.5 million due under the noncancelable subleases.

INVESTMENTS AND JOINT VENTURES

Included in investments and joint ventures at December 31, 2000 was an investment of $7.5 million in Semiconductor Manufacturing, Inc. (SMIC) a development stage corporation in the process of establishing a semiconductor fabrication facility in China. The Company also invested $15 million on January 15, 2001 and $40 million on March 15, 2001. The Company is scheduled to make further investments of $12.5 million on December 15, 2001, and $25 million on June 15, 2002. The total investment of $100 million will represent approximately 11% ownership in SMIC.

15 LEGAL PROCEEDINGS

     The Company and its subsidiaries are engaged in a number of potentially material litigation matters, including: a civil action brought by Cadence Design Systems, Inc., the criminal indictment of the Company and certain of its employees, officers and directors, securities class action claims stemming from the Cadence litigation and the criminal indictment, and a civil action brought by Silvaco Data Systems, Inc. The pending litigation against the Company and any future litigation against the Company or its employees, regardless of the outcome, may result in substantial costs and expenses and significant diversion of effort by the Company's management. An adverse result in any of these litigation matters could seriously harm the Company's business, financial condition and results of operations.

     On August 10, 2000, after a grand jury investigation, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit. The indictment charges the Company and certain current and former directors, officers, other employees and consultants, including the Chairman and CEO, Gerald C. Hsu, with conspiracy to commit trade secret theft, conspiracy to withhold and conceal stolen property, conspiracy to commit securities fraud, theft of trade secrets, withholding or concealing stolen property, making an unauthorized copy of an article containing a trade secret, and committing a fraudulent practice in connection with the offer or sale of a security. The parties are preparing for trial. Judge Rushing was assigned on March 28, 2001 to preside over the case.

     The matters discussed above will result in additional defense costs to the Company and could result in criminal fines against the Company, as well as the potential incarceration of key members of its management team. Any of these outcomes could seriously harm the Company's business, financial condition and results of operations and might result in canceled or postponed orders, substantial additional legal fees and personnel costs, the loss of senior management and other key personnel, additional stockholder litigation and loss of reputation and goodwill.

     In the civil actions brought by Silvaco Data System, Inc., a judgment of $31.4 million was entered against the Company. The Company has filed an appeal and posted a bond, which is collateralized by a $23.6 million letter of credit.

     The pending litigation and any future litigation against the Company and the Company's employees, regardless of the outcome, is expected to result in substantial costs and expenses to the Company. The Company's legal expenses for these matters have been $5.8 million, $14.7 million, and $12.3 million for the years 2000, 1999 and 1998, respectively.

     Due to the nature of the above-mentioned uncertainties, the Company is unable to determine the estimated loss or range of loss, if any, from the ultimate outcome of the pending matters.

     The Company has reached a settlement of its two securities class action lawsuits under the terms of a stipulation of settlement and resolution of pending claims signed by attorneys for the Company and attorneys for the plaintiffs in each case. Under the terms of the agreement, the Company will pay a total of $47.5 million in cash to the plaintiffs and will be released from all claims of the class under the complaint. The settlement agreement is subject to compliance with notice provisions and court approval, and will not be effective until judgment has been entered thereafter. The settlement received preliminary court approval on March 29, 2001. As a result, the Company accrued the $47.5 million settlement expense as a charge in the fourth quarter of 2000.

     The action entitled NEQUIST V. AVANT! CORP., in the Santa Clara County Superior Court, was dismissed with prejudice on January 17, 2001 pursuant to a settlement.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

December  31,  2000,  1999 and  1998

16  SUBSEQUENT EVENTS

The Company purchased zero coupon convertible bonds in the amount of $30 million issues by Acer Laboratories Inc. "Ali" in March 2001. Ali
(incorporated as a company limited by shares in Taiwan), is a leading manufacturer of integrated circuits for the personal computer and embedded PC market. The bonds mature in February 2004 and are redeemable at maturity for an amount equal to 107% of the original principal amount.

As described in note 14, the Company invested an additional $55 million in SMIC subsequent to year end. Addtionally, the Company reached a tentative settlement totaling $47.5 million to settle two class action lawsuits pending against the Company. See notes 5 and 15 for additional information.

NOTES TO
CONSOLIDATED
FINANCIAL
STATEMENTS

December  31,  2000,  1999 and  1998

Selected Quarterly Financial Data (unaudited)
(in thousands, except per share data)

                                       Q1 2000     Q2 2000       Q3 2000     Q4 2000
                                       -------     -------       -------     -------
Revenue                               $85,219     $ 89,751      $90,508     $ 92,622
Costs of revenue                        6,450        6,818        6,111        6,375
Earnings from operations               23,494       29,450       26,503      (21,004)
Net earnings (losses)                  18,905       20,711       20,149      (6,906)
Earnings (losses) per share:
   Basic                              $  0.49     $   0.55      $  0.51     $ (0.18)
   Diluted                               0.47         0.52         0.50       (0.18)
Pro forma earnings per share (1):
   Basic                              $  0.42     $   0.45      $  0.46     $   0.48
   Diluted                               0.41         0.43         0.45         0.47



                                  Q1 1999      Q2 1999      Q3 1999      Q4 1999
                                  -------      -------      -------      -------
Revenue                          $71,679      $75,350      $ 75,484     $ 81,107
Costs of revenue                   6,073        6,048         5,277        5,893
Earnings from operations          20,764       21,098        14,762       24,022
Net earnings (losses)             13,904       13,860         8,837       20,019
Earnings (losses) per share:
   Basic                         $  0.37      $  0.37      $   0.23     $   0.52
   Diluted                          0.34         0.35          0.22         0.51
Pro forma earnings per share (1):
   Basic                         $  0.37      $  0.37      $   0.39     $   0.42
   Diluted                          0.34         0.36          0.37         0.41

1) Pro forma earnings per share excludes merger, in-process research and development expenses, equity income from venture capital investment, and litigation settlement expense.